EXECUTION VERSION

DATE 4 October 2019

(1)	THE PERSONS WHOSE NAMES AND ADDRESSES ARE SET OUT IN PART 1 OF SCHEDULE 1

(2)	POWERSTEERING SOFTWARE LIMITED

(3)	ROY ENRIGHT (AS SELLERS’ REPRESENTATIVE)

SHARE PURCHASE AGREEMENT relating to the acquisition of certain of the issued share capital of ALTIFY IRELAND LIMITED

Pillsbury Winthrop Shaw Pittman LLP
Tower 42, Level 21
25 Old Broad Street
London EC2N 1HQ

EXECUTION VERSION

TABLE OF CONTENTS
Page
1.DEFINITIONS AND INTERPRETATION    2
2.SALE AND PURCHASE    13
3.CONSIDERATION    14
4.COMPLETION    16
5.WARRANTIES    17
6.RESTRICTIONS ON THE COVENANTORS    19
7.RELEASE BY MAJORITY SELLERS    21
8.BUYER'S WARRANTIES    21
9.MATTERS FOLLOWING COMPLETION    22
10.TAXATION    23
11.ANNOUNCEMENTS AND CONFIDENTIALITY    23
12.ASSIGNMENT    23
13.VOTING POWER OF ATTORNEY    24
14.INDEMNITY FOR LOST SHARE CERTIFICATES    24
15.SELLERS' REPRESENTATIVE    25
16.GENERAL    26
17.NOTICES    27
18.ENTIRE AGREEMENT    28
19.GOVERNING LAW AND JURISDICTION    29

Schedule

1.	The Sellers

2.	The Company

3.	The Subsidiaries

4.	Completion obligations of the Majority Sellers - This details the actions Sellers must take prior to closing the transaction

5.	Warranties

6.	Limitations on Liability

7.	Properties

8.	Tax Covenant

9.	Completion Accounts - This details ow the completion account will be prepared
Agreed Form Document
Áine Denn SPA
Short Form SPA
Option SPA
Altify UK SPA
Service Agreements
Letters of resignation
Board minutes
Powers of attorney

SHARE PURCHASE AGREEMENT
DATE: 4 October 2019
BETWEEN:

(1)	THE PERSONS whose names and addresses are set out in Part 1 of Schedule 1 (the “Majority Sellers”);

(2)	POWERSTEERING SOFTWARE LIMITED (registered in England and Wales under number 5887016 whose registered office is at 16 Great Queen Street, Covent Garden, London WC2B 5AH (the “Buyer”); and

(2)	ROY ENRIGHT of 31 Waltham Terrace, Blackrock, Dublin, Ireland (the "Sellers' Representative"),
each a Party and, together, the Parties.
INTRODUCTION:

(A)	The Company is a private company limited by shares. Certain details of the Company are set out in Schedule 2.

(B)
The Majority Sellers (other than (i) Select Strategies Limited which holds shares on trust for Donal Daly and Paul O'Dea and (ii) certain shares which are held on trust by Altify UK on behalf of Anthony Reynolds and James Crisera) are the legal and beneficial owners of the number of Shares set out opposite their name in Schedule 1, free from all Encumbrances as at the date of this Agreement.

(C)	The Majority Sellers have agreed to sell and the Buyer has agreed to purchase the Majority Sellers' Shares on the terms and conditions contained in this Agreement.

(D)	The Buyer has agreed to purchase the Minority Shares on the terms and conditions of the Short Form SPA.

(E)	The Buyer has agreed to purchase the Option Shares on the terms and conditions of the Option SPA.

(F)	The Buyer has agreed to purchase the Altify UK Shares on the terms and conditions of the Altify UK SPA.

(G)	The Buyer has has agreed to purchase the Áine Denn Shares on the terms and conditions of the Áine Denn SPA.

(H)	Together the Majority Shares, the Minority Shares, the Altify UK Shares, the Option Shares and the Áine Denn Shares comprise the entire issued share capital of the Company.
AGREEMENT:

1.	DEFINITIONS AND INTERPRETATION

1.1
The Introduction and Schedules form part of this Agreement and have the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement includes the Introduction and Schedules.

1.2	In this Agreement, the following words and expressions shall have the following meanings unless the context requires otherwise:
Accounting Standards: Irish Law and International Financial Reporting Standards (IFRS) as adopted by the European Union;
Accounts: the audited accounts of the Group for the accounting reference period which ended on the Accounts Date (comprising the consolidated statement of profit and loss and other comprehensive income, the consolidated and parent company statement of financial position, the consolidated and parent company statement of changes in equity, the consolidated cash flow statement, and related notes, including the summary of significant accounting policies);
Accounts Date: 31 January 2019;
Agreed Form: the form agreed between or on behalf of the Sellers’ Representative and the Buyer prior to the execution of this Agreement;
Aggregate Option Exercise Price: means the exercise price that is paid or would be payable to the Company pursuant to the exercise or deemed exercise of the Options by the Option Sellers;
Agreed Treatments: the specific accounting treatments and policies set out in Schedule 8 to be applied in respect of the determination of the Consideration Adjustment Statement;
Áine Denn Shares: those Shares specified against the names of Áine Denn in Part 6 of Schedule 1;
Áine Denn SPA: the share purchase agreement to be entered into between the Buyer and Áine Denn in respect of the sale of all of the Áine Denn Shares to the Buyer;
Altify UK: the Company's subsidiary Altify Limited, registered in England and Wales with registered number 05160093 and certain details of which are set out in Part 1 of Schedule 3;
Altify UK Beneficial Owners: those persons set out in Part 4 of Schedule 1;
Altify UK Shares: those Shares specified against the names of each of the Altify UK Beneficial Owners in Part 4 of Schedule 1;
Altify UK SPA: the share purchase agreement to be entered into between the Buyer and Altify UK in respect of the sale of all of the Altify UK Shares to the Buyer;
Anti-Corruption Laws: any laws, regulations or conventions in any part of the world related to combating bribery and corruption, including the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions; in the

United Kingdom, the Bribery Act 2010; and in the United States, the Foreign Corrupt Practices Act;
Anti-Terrorism and Anti-Money Laundering Laws: any laws, regulations or conventions in any part of the world related to terrorism or money laundering, including, the Money Laundering and Terrorist Financing Act 2010 (as amended), the European Union Money Laundering Directives; in the United States, the Executive Order and statutes authorising the establishment of trade and economic sanctions programs enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the Bank Secrecy Act of 1970 and the PATRIOT Act of 2001;
AR Employment Contract: means the employment agreement dated 12 January 2017 between Anthony Reynolds and Altify Inc. as amended from time to time in accordance with its terms;
Balancing Amount: has the meaning given to it in Clause 3.7;
Bespoke Software: all software written or customised specifically for the Company, including any amendments to Standard Software and any interfaces;
Business Day: any day (other than a Saturday or Sunday) on which banks generally are open in Dublin for the transaction of normal business;
Cash Amount: all cash or cash equivalents in hand or credited to the account of or held in any account on behalf of the Company and the Subsidiaries with any bank, financial, credit, lending or other similar institution (together with accrued interest) including any cash due to the Company in respect of the exercise of the Options payable to the Company by the Buyer pursuant to this Agreement and the Option SPA, securities with a maturity of less than 12 months that are readily convertible into cash, cash in transit, sums receivable in accordance with uncleared cheques or other methods of payment to the Company and the Subsidiaries and excluding any tax credits, reliefs and/or losses, in each case (i) as recorded in the Company’s and the Subsidiaries’ books of account, (ii) as at the Effective Time, (iii) as determined in accordance with Schedule 8 and (iv) as shown in the Completion Accounts;
Cash Out Participants: those persons specified in Part 5 of Schedule 1;
Claim: has the meaning given to it in Schedule 6;
Company: Altify Ireland Limited incorporated under the laws of Ireland (registered number 406845), certain details of which are set out in Schedule 2;
Company IP Rights: all rights in the Registered IP and the Unregistered IP;
Companies Legislation: the Companies Act 2014 and any statutory modification, consolidation or re-enactment thereof for the time being in force;
Completion: completion of the sale and purchase of the Majority Sellers' Shares in accordance with this Agreement;
Completion Accounts: the consolidated statement of financial position of the Company and the Subsidiaries as at the Effective Time as prepared and agreed, deemed to be agreed or determined (as the case may be) in accordance with Schedule 9;

Completion Date: the date of this Agreement;
Confidential Information: all information not in the public domain, which a Seller shall have received or obtained at any time by reason of or in connection with his relationship with the Company or any of the Subsidiaries including: trade secrets; customer/client lists, contact details of clients, customers and suppliers and individuals within those organisations; technical information, know-how, research and development; financial projections, target details and accounts; fee levels, pricing policies, commissions and commission charges; budgets, forecasts, reports, interpretations, records and corporate and business plans; planned products and services; marketing and advertising plans, requirements and materials, marketing surveys and research reports and market share and pricing statistics; and computer software and passwords;
Consideration: has the meaning given to it in Clause 3.1;
Consideration Adjustment Statement: the statement setting out the Working Capital Amount and the Net Cash Amount, as agreed or determined in accordance with Clause 3 and Schedule 9;
Contribution Agreement: means the contribution agreement to be entered into on the date hereof between the Majority Sellers to regulate the manner in which Claims are dealt with and the apportionment of any liabilities amongst themselves;
Controller: has the meaning given in Article 4(1) of the GDPR;
Covenantors: Anthony Reynolds, James Crisera and Donal Daly;
CRO: the Companies Registration Office;
Current Assets Amount: means, as at the Effective Time, the aggregate amount of the value of the Company and the Subsidiaries:
(a)    book debts (net of provisions);
(b)    accrued income;
(c)    prepayments, being payments made prior to their respective due date;
(d)    debts owed by employees to the Company and the Subsidiaries;
(e)    work in progress; and

(f)	other debtors, being any other amounts due to the Company and the Subsidiaries within the 12 months following the date hereof and not otherwise included in (a) to (e) above inclusive, other than, in each case, to the extent comprised in the Cash Amount;
Current Liabilities Amount: means, as at the Effective Time, the aggregate amount of the value of the Company:

(a)	trade creditors;

(b)	Tax which has become due and owing as at the Completion Date but which is unpaid as at the Completion Date;

(c)	accruals and provisions;

(d)	other creditors, being all other amounts payable by a Group Company within the 12 months following the date hereof and not otherwise included in (a) to (c) above inclusive, other than, in each case, to the extent comprised in the Debt Amount;
Data Protection Laws: all laws relating to data protection and privacy which are from time to time applicable to the Company or any of the Subsidiaries (or any part of its/their business) in any applicable jurisdiction worldwide, including (without limitation): (i) the General Data Protection Regulation (EU) 2016/679 (the “GDPR”) and all related national laws, regulations and secondary legislation including (without limitation) the UK Data Protection Act 2018; and (ii) the European Directive 2002/58/EC and all other applicable national laws, regulations and secondary legislation implementing the European Directive 2002/58/EC including (without limitation) S.I. No.336/2011 (the European Communities (Electronic Communications Networks and Services) (Privacy and Electronic Communications) Regulations 2011 (SI 2003/2426) or any other legislation which implements any other current or future legal act of the European Union concerning the protection and processing of personal data and any national implementing legislation, as applicable and in each case as amended, replaced or updated from time to time and together with any subordinate or related legislation made under any of the foregoing;
Data Room: the data room hosted by Box and made available to the Buyer and as recorded on the two USB memory sticks initialled by or on behalf of the Buyer and the Seller’s Representative for the purposes of identification;
Debt Amount: without duplication and with respect to the Company and the Subsidiaries, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, excluding, for the avoidance of doubt, any deferred revenue, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) Transaction Costs; (h) any amounts to be paid by the Buyer to the Cash Out Participants on behalf of the Company on Completion as specified in Part B of Schedule 4 together with any liability to Tax for the Company arising thereon; (i) 50% of the severance amount payable to Anthony Reynolds pursuant to the AR Employment Contract, being $294,875; (j) the amount of $110,302 to be paid by the Company to the Sellers' Solicitors Account on Completion to be disbursed on the instruction of the Majority Sellers for such beneficiaries and charitable donations as the Majority Sellers may determine consistent with the original intent of the TAS Foundation or such other charitable initiative as the Majority Sellers may determine; (k) $150,000 representing 50% of the premium payable on the Policy to be paid to the Buyer on Completion; and (l) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing paragraphs (a) through (k), in each case (i) as at the Effective Time, (ii) as determined in accordance with Schedule 9 and (iii) as shown in the Completion Accounts;

Directors: those persons who are directors of the Company or of any Subsidiary and who are identified as such in Schedule 2 and Schedule 3;
Disclosure Letter: the letter dated the date of this Agreement from the Warrantors to the Buyer making certain disclosures against the Warranties (except the warranty set out in paragraph 4.1 (Shares) of Schedule 5);
Disclosed: fairly disclosed to the Buyer with sufficient detail to allow a reasonable buyer to identify the nature and scope of the matters, facts and circumstances disclosed;
Diverse Enterprise Business: has the meaning given to it in Clause 6.2.1;
Draft Completion Accounts: has the meaning given to it in Clause 3.4;
Effective Time: immediately prior to Completion;
Employee: any person employed by the Company or any of the Subsidiaries;
Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement or other third party right, or any agreement, arrangement or obligation to create any of the same;
Estimated Completion Consideration: an amount equal to $79,675,843, being the aggregate of:

(a)	$83,946,708;

(b)	the Estimated Net Cash Amount; and

(c)	the Estimated Working Capital Excess;
Estimated Net Cash Amount: an amount equal to $(2,700,997), being the Parties' good faith estimate of:

(a)	the Cash Amount as at the Effective Time; less

(b)	the Debt Amount as at the Effective Time (expressed as a positive number);
Estimated Working Capital Amount: the Parties’ good faith estimate of the Working Capital Amount as at the Effective Time, being $3,796,482;
Estimated Working Capital Excess: the Parties’ good faith estimate of the amount (if any) by which the Estimated Working Capital Amount exceeds the Target Working Capital Amount, being $0;
Executives: Tammy Billington, Jim Crisera, David Hayes, Patrick Morrissey and Anthony Reynolds;
Expert: has the meaning given to it in paragraph 4.1 of Part 2 of Schedule 9;
GDPR: has the meaning given in the definition of Data Protection Laws;

Group: the Company and the Subsidiaries and "Group Company" shall mean any one of them;
Hardware: any and all computer, telecommunications and network equipment used internally by any Group Company for the purpose of running its business (including PCs, screens, terminals, keyboards, disks, printers, associated and peripheral electronic equipment);
Intellectual Property: patents, registered designs, rights in designs, copyright and related rights, database rights, rights in databases, trade marks, service marks, trade or business names, domain names, logos, inventions or secret processes, formulae, confidential information, trade secrets, know-how and all rights or forms of protection of a similar nature or effect and all other intellectual property rights subsisting anywhere in the world, including applications or registrations for any such right;
IT Contracts: (1) all licences granted to the Company in respect of the Software, (2) all maintenance agreements relating to the IT Systems, (3) all consultancy or professional services agreements relating to the IT Systems and IT Services, (4) all support agreements relating to the IT Systems and IT Services, (5) all lease agreements relating to the Hardware, (6) all contracts relating to the provision of connectivity for the IT Systems and IT Services, including agreements with internet service providers, and (7) any other contracts relating to the IT Systems or the IT Services, including hosting agreements, in each case to the extent entered into by the Company or any of the Subsidiaries, but excluding any contracts entered into with customers of the Company or any of the Subsidiaries;
IT Services: any and all services relating to the IT Systems or to any other aspect of the Company’s data processing or data transfer requirements (including facilities management, bureau services, hardware maintenance, software development or support, consultancy, back-up and disaster recovery, source code deposit, recovery and network services);
IT Systems: the Hardware and the Software;
Majority Sellers: those Shareholders set out in Part 1 of Schedule 1;
Majority Sellers' Shares: those Shares specified against the names of each of the Majority Sellers in Part 1 of Schedule 1;
Majority Sellers' Consideration Portion: those percentage consideration proportions specified against the names of each of the Majority Sellers in Part 1 of Schedule 1;
Majority Sellers' Exposure Portion: those percentage exposure proportions specified against the names of each of the Majority Sellers in Part 1 of Schedule 1;
Majority Sellers' Option Exercise Amount: the exercise price that is due from any exercise of Options by the Majority Sellers;
Management Accounts Date: 31 August 2019;
Management Accounts: the unaudited consolidated accounts of the Group as at the Management Accounts Date (comprising in each case a balance sheet and profit and loss account or, as the case may be, a consolidated balance sheet and consolidated profit and loss account) prepared, insofar as applicable, using accounting standards and estimates consistent with the preparation of the year end audited financial statements;
Minority Sellers: those Shareholders set out in Part 2 of Schedule 1;
Minority Sellers' Consideration Portion: those percentage consideration proportions specified against the names of each of the Minority Sellers in Part 2 and Áine Denn in Part 6 of Schedule 1;
Minority Sellers' Shares: those Shares specified against the names of each of the Minority Sellers in Part 2 of Schedule 1;
Net Cash Amount: the Cash Amount less the Debt Amount (expressed as a positive number) as set out in the Consideration Adjustment Statement;
Net Cash Excess: the amount (if any) by which the Net Cash Amount exceeds the Estimated Net Cash Amount;
Net Cash Shortfall: the amount (if any) by which the Net Cash Amount is less than the Estimated Net Cash Amount;
Nominee: Altify UK;
Objection Notice: has the meaning given to it in paragraph 3.2 of Schedule 9;
Off-the-Shelf Software: all standard office application software used by the Company, including word processing, email, calendar, customer relationship management, spreadsheet and database functions;
Options: the options over Shares held by each of the Option Sellers (other than any Majority Sellers) which were automatically exercised immediately prior to the entry into of this Agreement;
Option Exercise Amount: $1,492,051;
Option Sellers: those Shareholders set out in Part 3 of Schedule 1;
Option Sellers' Consideration Portion: those percentage consideration proportions specified against the names of each of the Option Sellers in Part 3 of Schedule 1;
Option Shares: those Shares specified against the names of each of the Option Sellers in Part 3 of Schedule 1;
Option SPA: the share purchase agreement to be entered into between the Buyer and the Nominee in respect of the sale of all of the Option Shares to the Buyer;
Parties: the parties to this Agreement, and each a “Party”;
Personal Data: has the meaning given in Article 4(1) of the GDPR;
Personnel: has the meaning given in Schedule 5, paragraph 19.3.1

Policy: the warranty and indemnity insurance policy provided by Ambridge for the benefit of the Buyer in relation to the warranties and indemnities provided by the Warrantors under this Agreement;
Processor: has the meaning given in Article 4(1) of the GDPR;
Properties: the leasehold properties of the Company and the Subsidiaries, certain details of which are given in Schedule 7;
Registered IP: all patents, trade marks, domain names, and registered designs and applications for the same owned by any Group Company;
Relevant Business: the business undertaken by the Company and its Subsidiaries on the Completion Date of (i) developing and licensing of software solutions for customer revenue optimisation, sales process management, opportunity management, account management and sales navigation integration, and (ii) providing sales team training;
Relevant Benefits: any pension (including an annuity), lump sum, gratuity or other like benefit given or to be given on retirement or on death, or by virtue of a pension sharing order or provision, or in anticipation of retirement, or, in connection with past service, after retirement or death, or to be given on or in anticipation of or in connection with any change in the nature of the service of the employee in question. For the purpose of this definition "employee" includes (a) any officer of the company, any director of the company and any other person taking part in the management of the affairs of the company, and (b) a person who is to be or has been an employee; and the terms "service" and "retirement" are to be interpreted accordingly;
Relief: has the meaning given to it in the Tax Covenant;
R&D Tax Credit: any amount claimed by the Company pursuant to the provisions of section 766 TCA or 766A TCA;
R&D Tax Credit Amount: the amount of any payment, credit or reduction in Tax paid, recovered or enjoyed by or to the Company after Completion pursuant to the provisions of section 766 or section 766A TCA in respect of expenditure incurred in periods ending before Completion;
Sales Methodologies: any framework, body or system of methods, rules or concepts, procedures or set of procedures, concerning or relating to any phase of the sales process, used by the Company or incorporated into the Company’s products or services, including the sales methodologies identified in the material list of non-registered Intellectual Property included in Folder 03 of the Data Room;
Sellers: the Majority Sellers, the Minority Sellers, the Altify UK Beneficial Owners, the Option Sellers and Áine Denn;
Sellers' Representative: the representative of the Majority Sellers, being Roy Enright, whose contact details are set out in Clause 17, as may be replaced from time to time by the then current Sellers’ Representative (or in case of death, by the Majority Sellers) by giving notice to the Buyer of the new representative and that representative’s contact details;
Sellers’ Solicitors: Maples and Calder of 75 St. Stephen’s Green, Dublin 2, D02 PR50, Ireland;

Sellers’ Solicitors' Account: Maples and Calder Dollar Client Current Account, Bank Name: AIB plc, Account Number: 17255298, Sort Code: 93-00-67, Swift BIC: AIBKIE2D, IBAN: IE85 AIBK 9300 6717 2552 98;
Service Agreements: the service agreements proposed to be entered into at Completion between the Company and the Executives in the Agreed Form;
Shares: the shares comprising the entire issued share capital of the Company, certain details of which are given in paragraph 7 of Schedule 2;
Short Form SPA: the share purchase agreement to be entered into between the Buyer and the Minority Sellers in respect of the sale of all of the Minority Shares to the Buyer;
Software: together, the Off-the-Shelf Software, the Standard Software and the Bespoke Software, including all source and other preparatory materials relating to such programs;
Specific Accounting Policies: has the meaning given to it in Schedule 9;
Specified Competitors: each of Miller Heiman, Challenger, Revegy, Close Plan and Sales Optimizer but excluding any such business that becomes part of a Diverse Enterprise Business after the Completion Date;
Standard Software: software used by the Company in its business excluding Off the Shelf Software and Bespoke Software;
Subsidiaries: the subsidiaries of the Company, certain details of which are given in Schedule 3;
Supervisory Authority: any local, national, supranational, state, governmental or quasi-governmental agency, body, department, board, official or entity exercising regulatory or supervisory authority pursuant to any Data Protection Laws, including (without limitation) the Data Protection Commission of Ireland;
SVB Pay-Off Amount: $0;
TCA: Taxes Consolidation Act 1997;
Target Working Capital: $3,796,482;
Taxation and Tax: have the meaning given to them in the Tax Covenant;
Tax Authority: has the meaning given to it in the Tax Covenant;
Tax Covenant: the covenant contained in Schedule 9;
a third party: any person other than the Parties;
Transaction Costs: all costs, fees and expenses incurred by any Group Company or agreed to be discharged prior to Completion in connection with the Transaction or any of the transactions contemplated by this Agreement or any of the Transaction Documents, including fees payable to legal, accounting, corporate finance and other professional advisors;

Transaction Documents: (i) this Agreement, (ii) the Disclosure Letter, (iii) the Short Form SPA, (iv) the Option SPA, (v) the Altify UK Beneficial Holder SPA, and (vi) the Áine Denn SPA;
Unregistered IP: Intellectual Property used by any Group Company excluding any Registered IP, but including the Sales Methodologies and the other Intellectual Property identified in the material list of non-registered Intellectual Property included in Folder 03 of the Data Room;
Warranties: the warranties set out in Schedule 5;
Warrantors: Anthony Reynolds and James Crisera;
Working Capital Amount: the amount of the Current Assets Amount less the Current Liabilities Amount, as set out in the Consideration Adjustment Statement;
Working Capital Excess: the amount (if any) by which the Working Capital Amount exceeds the Estimated Working Capital Amount (expressed as a positive number); and
Working Capital Shortfall: the amount (if any) by which the Estimated Working Capital Amount exceeds the Working Capital Amount (expressed as a positive number).

1.3	In this Agreement, unless otherwise specified:

1.3.1	any reference to any statute or statutory provision includes any subordinate legislation made under that statute or statutory provision;

1.3.2	any reference to any legislation (whether of Ireland or elsewhere), including to any statute, statutory provision or subordinate legislation (“Legislation”):

(a)	includes a reference to that Legislation as from time to time amended or re-enacted, whether before or after the date of this Agreement;

(b)	in Clause 5.2, the Warranties and Tax Covenant only, includes a reference to any past Legislation (as from time to time amended or re-enacted) which that Legislation re-enacted, except, in the case of each of Clauses 1.3.2(a) and 1.3.2(b)  and, to the extent that any amendment or re-enactment coming into force, or Legislation made, on or after the date of this Agreement would create or increase the liability of any Party;

1.3.3
other than in the case of tax and data privacy legislation, references to any Irish legal term or concept shall, in respect of any jurisdiction other than Ireland, be construed as references to the legal term or concept which most closely corresponds to it in that jurisdiction and references to any governmental or administrative authority or agency shall include references to the equivalent local governmental or administrative authority or agency;

1.3.4	any reference to re-enactment includes consolidation and rewriting, in each case whether with or without modification;

1.3.5
words and expressions which are defined in the Companies Legislation and which are not otherwise defined in this Agreement shall have the same meanings as are given to them in the Companies Legislation where used in this Agreement;

1.3.6
references to an “associate” or a “connected person” in relation to another person are references to a person who is an associate of or connected with another within the meaning of Section 10 of the Taxes Consolidation Act 1997;

1.3.7
any reference to an IFRS is to an International Accounting Standard or an International Financial Reporting Standard issued by the International Accounting Standards Board and to any related interpretation by the Standing Interpretations Committee or its successor, the International Financial Reporting Interpretations Committee;

1.3.8	words suggesting a gender shall include the other gender and the neuter;

1.3.9	words in the singular shall include the plural and vice versa;

1.3.10	any reference to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

1.3.11
any reference to a “person” includes a natural person, partnership, company, body corporate, association, organisation, government, state, foundation and trust (in each case whether or not having separate legal personality);

1.3.12	any reference to the Introduction, a Clause or Schedule is to the Introduction, a Clause or Schedule (as the case may be) of or to this Agreement;

1.3.13
any reference to this Agreement or to any other document is a reference to this Agreement or that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Agreement) at any time;

1.3.14
“directly or indirectly” means either alone or jointly with any other person and whether on his own account or in partnership with another or others or as the holder of any interest in or as officer, employee or agent of or consultant to any other person;

1.3.15	any phrase introduced by the terms “including”, “include”, “in particular” or a similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.3.16	any reference to $ or USD shall refer to US Dollars; and

1.3.17
any reference to something being “in writing” or “written” shall include a reference to that thing being produced by any legible and non-transitory substitute for writing including in electronic form) or partly in one manner and partly in another.

1.4	The table of contents and Clause headings in this Agreement are included for ease of reference only and do not affect the interpretation of this Agreement.

1.5	Any payments made under this Agreement shall be made without withholding or deduction of, or in respect of, any tax unless required by applicable law. If any such withholding or deduction is required, the payor shall, when making the payment to which the withholding or deduction relates, pay to the payee such additional amount as will ensure that the payee received the same total amount that it would have received if no such withholding or deduction had been made provided that the party due to receive the additional amount shall not be so entitled where they are also due any rebate or allowance to the extent of the withholding or deduction.

2.	SALE AND PURCHASE

2.1
The Majority Sellers shall sell (or procure the sale pursuant to Clause 2.2 or 2.3, as the case may be, of) the entire legal and beneficial interest in the Majority Sellers' Shares free from all Encumbrances and the Buyer shall purchase, with effect from and including the Completion Date to the intent that as from that date all rights and advantages accruing to the Majority Sellers' Shares, including any dividends or distributions declared or paid on the Majority Sellers' Shares after that date, shall belong to the Buyer.

2.2
Without prejudice to Clause 2.4, each of Donal Daly and James Crisera agrees and undertakes in respect of himself to procure on Completion the transfer by Altify UK of any shares which it holds on trust on his behalf to the Buyer.

2.3	Without prejudice to Clause 2.4, Donal Daly agrees and undertakes to procure on Completion the transfer by Select Strategies Limited of the shares which it holds on trust on his behalf to the Buyer.

2.4	The Buyer will not be obliged to complete the purchase of any of the Majority Sellers' Shares unless:

2.4.1	the purchase of all of the Majority Sellers' Shares;

2.4.2	the purchase of all of the Minority Shares;

2.4.3	the purchase of all of the Altify UK Shares;

2.4.4	the purchase of all of the Option Shares; and

2.4.5	the purchase of all of the Áine Denn Shares,
is completed simultaneously.

2.5
Each Majority Shareholder undertakes in respect of his/her/its own respective shareholding to procure the waiver of all pre-emption and similar rights over his/her/its own Majority Shares or any of them to which any person may be entitled under the constitution of the Company or otherwise in relation to the sale and purchase of the same under this Agreement.

2.6	Simultaneously with Completion the Buyer will purchase the Minority Shares pursuant to the Short Form SPA.

2.7	Simultaneously with Completion the Buyer will purchase the Altify UK Shares pursuant to the Altify UK SPA.

2.8
Simultaneously with Completion the Buyer will purchase the Option Shares pursuant to the Option SPA and procure that the Aggregate Option Exercise Price and the Majority Seller Option Exercise Amount is paid to the Company in accordance with the terms of such agreement.

2.9	Simultaneously with Completion the Buyer will purchase the Áine Denn Shares pursuant to the Áine Denn SPA.

3.	CONSIDERATION

3.1	The consideration (the “Consideration”) for the Shares shall be the aggregate of:

3.1.1	the Estimated Completion Consideration;

3.1.2	plus any Balancing Amount to the extent payable to the Majority Sellers;

3.1.3	less any Balancing Amount payable to the Buyer; and

3.1.4	plus any future R&D Tax Credit Amount payable to the Majority Sellers in accordance with Clause 3.5.

3.2
The Estimated Completion Consideration shall be divided between the Sellers in proportion to their respective holdings of the Shares in the amounts set out in Parts 1 to 4 of Schedule 1 but the Buyer shall not be concerned with such division. Consideration due to each Anthony Reynolds and James Crisera should be reduced by each of their respective Majority Seller Option Exercise Amount.

3.3	The Completion Accounts shall be prepared and agreed or determined in accordance with the provisions of Schedule 9.

3.4
As soon as practicable after the Completion Date, but not later than 90 days thereafter, the Buyer shall procure that a draft set of Completion Accounts (the "Draft Completion Accounts") and a draft form of the Consideration Adjustment Statement (the "Draft Consideration Adjustment Statement") (which statement will set out the Buyer's calculation of the Net Cash Amount and the Working Capital Amount) are prepared by the Company in accordance with this Clause 3 and Schedule 9 and delivered to the Sellers' Representative.

3.5
In the event the Company receives an R&D Tax Credit Amount within four years after Completion, the Buyer shall pay or cause to be paid, as additional consideration by the Buyer for the Shares, an amount equal to that R&D Credit Amount to the Sellers’ Representative (on behalf of the Majority Sellers and which will be distributed amongst the Majority Sellers in accordance with the Majority Sellers' Exposure Portions) promptly following receipt thereof and without set off or withholding, which payment shall be an absolute discharge to the Buyer who shall not be concerned to see the application of any amount thereafter. In the period of four years following the date of this Agreement the Buyer shall, and shall procure that the Company shall, in relation to any R&D Tax Credit: (a) keep the Sellers' Representative fully informed of the progress of all matters and discussions with any Tax Authority relating to the R&D Tax Credit; (b) take all steps reasonably necessary to conclude the R&D Tax Credit Amount in a manner which is consistent with the prior practice of the Company.

3.6
On agreement or determination of the Net Cash Amount and the Working Capital Amount in accordance with Schedule 9, the Consideration shall be adjusted in the manner set out in Clause 3.7 by an amount comprising the net aggregate amount of the following adjustments (whichever is applicable):

3.6.1	if there is a Net Cash Shortfall, the Majority Sellers shall pay to the Buyer, as a reduction in the Consideration, the amount of the Net Cash Shortfall;

3.6.2	if there is a Net Cash Excess, the Buyer shall pay to the Majority Sellers, as an increase in the Consideration, the amount of the Net Cash Excess;

3.6.3	if there is a Working Capital Shortfall, the Majority Sellers shall pay to the Buyer, as a reduction in the Consideration, the amount of the Working Capital Shortfall; and

3.6.4	if there is a Working Capital Excess, the Buyer shall pay to the Majority Sellers, as an increase in the Consideration, the amount of the Working Capital Excess;
provided that no payment shall be required to be made by the Buyer to the Majority Sellers or by the Majority Sellers to the Buyer under this Clause 3.6 if the amount of the net aggregate adjustment payment that the relevant Party would otherwise have been required to make is less than US$400,000 in which event only the excess over US$400,000 shall be recoverable and not the whole amount.

3.7
Any payment to be made under Clause 3.6 (a "Balancing Amount") will be made within five Business Days after (and excluding) the date on which the Consideration Adjustment Statement is agreed or determined in accordance with this Clause 3 and Schedule 9 by wire transfer to:

3.7.1
in the case of payments to the Majority Sellers, the Sellers’ Solicitors’ Account (and thereafter apportioned among the Majority Sellers in accordance with the Majority Sellers' Exposure Portions); and

3.7.2
in the case of payments to the Buyer, an account details of which shall be notified by the Buyer to the Sellers’ Representative and the Sellers’ Solicitors at least five clear Business Days prior to the due date for payment and in respect of any such payment to the Buyer, each Majority Seller will only be required to pay his/her/its respective Majority Sellers' Exposure Portion of the relevant payment, and such payment shall be an absolute discharge to the person making the payment who shall not be concerned with the subsequent application of the amount paid.

3.8
Notwithstanding anything in this Agreement to the contrary, any liability, charge, asset, receivable or item that could cause a reduction or increase in the Consideration under more than one provision of this Agreement shall only be counted once in so increasing or reducing (as the case may be) the Consideration.

3.9
Any payments made by the Buyer to the Majority Sellers and/or the Minority Sellers and/or Áine Denn under this Agreement shall be made by way of electronic transfer of funds to the Sellers’ Solicitor’s Account, the Sellers’ Solicitors being authorised to receive the same (and the charges of such transfer being payable by the Buyers), receipt of which shall be an effective discharge of the Buyer’s obligation to pay the relevant amount and the Buyer shall have no obligation as to, nor liability in respect of, the subsequent distribution to or allocation between the relevant Sellers.

3.10
Any payment by the Majority Sellers to the Buyer under this Agreement shall be made by way of electronic transfer of funds (the charges of such transfer being payable by the Sellers) to such account as the Buyer may notify to the Sellers’ Representative in writing.

3.11	The Consideration shall be deemed to be adjusted by an amount equal to:

3.11.1	the aggregate amounts paid by the Majority Sellers to the Buyer in respect of any Claims; and

3.11.2	the aggregate amount paid by the Buyer to the Majority Sellers pursuant to Clause 3 and Schedule 9;

3.11.3	the aggregate amounts paid by the Buyer to the Majority Sellers pursuant to Clause 3.5; and

3.11.4	the aggregate amounts paid by any Party in respect of any other breach of this Agreement, and any adjustment to the Consideration shall be apportioned between the Buyer and the Majority Sellers as appropriate in the context. Any amount paid out from the Policy shall not be deemed to reduce the Consideration.

3.12
In respect of any amount(s) payable to the Buyer by the Majority Sellers pursuant to this Clause 3, each Majority Seller will only be liable for his/her/its own Majority Sellers' Exposure Portion of any such amount.

4.	COMPLETION

4.1	Completion shall take place on the Completion Date when:

4.1.1	the Majority Sellers shall deliver to the Buyer, or procure the delivery to the Buyer of, the documents and other items referred to in Schedule 4;

4.1.2
each Majority Seller shall repay or procure the repayment in full of all amounts owing (even if not due for repayment) and any interest then outstanding to the Company or any of the Subsidiaries by him or any connected persons or associates or directors or any of them and shall procure that all guarantees or indemnities given by or binding on the Company or any of the Subsidiaries in respect of any liabilities (actual or contingent) of any of the Majority Sellers or any of such connected persons or associates or directors are fully and effectively released without cost to the Company or any of the Subsidiaries;

4.1.3
the Majority Sellers shall procure that there shall be held a meeting of the board of directors of the Company and of each of the Subsidiaries at which there shall be duly passed the resolutions set out and contained in the board minutes of the Company and of the Subsidiaries in the Agreed Form; and

4.1.4
the Buyer shall pay the Estimated Completion Amount by way of transfer of funds in accordance with the procedure set out in paragraph 2 of Part B of Schedule 4 (Buyer's Completion Obligation) receipt of which shall be an effective discharge of the Buyer’s obligation to pay the Completion Amount.

4.2
The performance by the Majority Sellers of their respective obligations under Clause 4.1 shall be a condition precedent to the performance by the Buyer of its obligations under Clause 4.1 to the intent that, if the Majority Sellers or any of them shall fail or shall be unable to perform any of their obligations under Clause 4.1, the Buyer shall at its option (and without prejudice to any other remedies or rights which it may have against the Majority Sellers or any of them in respect of such non-performance) cease to be liable to perform its obligations under Clause 4.1.

5.	WARRANTIES

5.1	The Warrantors warrant to the Buyer that each of the Warranties is true and accurate in all respects at the date of this Agreement.

5.2
Each of the Majority Sellers warrants to the Buyer, in respect of himself/herself//itself only, that each of the following warranties is true and accurate in all respects and not misleading as at the Completion Date:

5.2.1
such Majority Seller has full power to enter into and perform his/her/its obligations under this Agreement and all the documents in the Agreed Form to be executed by him/her/it and this Agreement constitutes, and each such Agreed Form document when executed will constitute, binding obligations of such Majority Seller in accordance with its terms;

5.2.2
the execution and delivery of this Agreement, and any of the Agreed Form documents to be executed, by such Majority Seller and the performance of and compliance by such Majority Seller with its and their terms and provisions will not:

(a)	conflict with or result in a breach of, or constitute a default under, any agreement or instrument to which such Majority Seller is a party or by which such Majority Seller is bound; or

(b)	conflict with or result in a breach of any applicable law, regulation, order, writ, injunction or decree of any court or agency to which the Majority Seller is subject;

5.2.3	such Majority Seller is not party to any agreement or bound by any obligation the terms of which will prevent the Buyer from enjoying the full benefit of this Agreement;

5.2.4
in the case of Donal Daly only, he has granted a power of attorney to Select Strategies Limited to enter into this Agreement to sell the shares held on trust by Select Strategies Limited for Donal Daly;

5.2.5	subject to Clauses 5.2.6 and 5.2.7, such Majority Seller’s Shares are legally owned by that Majority Seller;

5.2.6	in the case of Donal Daly only, Altify UK is the legal owner of 303,234 A ordinary shares held on trust for Donal Daly;

5.2.7	in the case of James Crisera only, Altify UK is the legal owner of 170,000 A ordinary shares held on trust for James Crisera;

5.2.8	such Majority Seller’s Shares are beneficially owned by that Majority Seller (except in the case of 1,132,500 ordinary shares which Select Strategies Limited legally owns on trust for Donal Daly);

5.2.9	such Majority Seller's Shares are free from all Encumbrances (other than as set out in the Company’s constitution); and

5.2.10
neither such Majority Seller nor, so far as the Majority Seller is aware, any person connected with such Majority Seller has any interest, direct or indirect, in any business which is competitive with the Relevant Business (other than a Diverse Enterprise Business).

5.3	The Warranties and the warranties set out in Clause 5.2 shall not in any respect be extinguished or affected by Completion.

5.4
Without prejudice to any rights of the Majority Sellers under the Contribution Agreement, the Majority Sellers undertake to the Buyer that, in the event of any Claim being made against them or any claim being made against them under the warranties set out in Clause 5.2, they will not make any claim against the Company or any of the Subsidiaries or against any director, officer, employee of the Company or of any of the Subsidiaries on which or on whom they may have relied before agreeing to any terms of this Agreement or authorising any statement in the Disclosure Letter.

5.5
The Majority Sellers shall cease to have any liability for any breach of the warranties in Clause 5.2 on the date which is 90 days after the sixth anniversary of the Completion Date except in the case of a claim that has been given to the Sellers’ Representative before that date, provided proceedings are brought in respect of the claim within 12 months following the date of notification of the claim. Without prejudice to the foregoing, when giving notice, the Buyer shall specify, in such detail as is reasonably available to it at that time, the nature of the potential liability and, so far as is practicable, the amount likely to be claimed in respect of it.

5.6	The Warranties:

5.6.1	save for those set out in paragraph 4.1 (Shares) of Schedule 5, are qualified by reference to those matters Disclosed in the Disclosure Letter and not by any other disclosures;

5.6.2
are given separately and independently and, unless expressly provided to the contrary, are not limited or restricted by reference to, or inference from, the terms of any other Warranty or item of this Agreement;

5.6.3
where qualified by the knowledge, information, belief or awareness of the Warrantors, unless expressly provided to the contrary, are deemed to include a statement that such knowledge, information, belief or awareness has been acquired after due and careful enquiries by the Warrantors of the following individuals in respect of the relevant subject matter of such Warranties:

Jim Crisera;
Anthony Reynolds;
Donal Daly;
Brad Roberts;
Áine Denn; and
Dave Hayes; and

5.6.4	apply to each of the Subsidiaries as well as to the Company as if references to “the Company” included a corresponding reference to the Subsidiaries (and each of them severally).

5.7
None of the Warranties nor any provision in the Tax Covenant shall be, or shall be deemed to be, qualified, modified or discharged by reason of any investigation or inquiry made by or on behalf of the Buyer and no information relating to the Company or to any of the Subsidiaries of which the Buyer, its agents or advisers have knowledge (whether actual, imputed or constructive), other than, in the case of the Warranties (excluding the warranty set out in paragraph 4.1 (Shares) of Schedule 5), by reason of its being Disclosed in the Disclosure Letter, shall prejudice any claim which the Buyer shall be entitled to bring or shall operate to reduce any amount recoverable by the Buyer in respect of the Warranties or under the Tax Covenant.

5.8
The provisions of Schedule 6 shall (where relevant) apply to limit the liability of each Majority Seller under the Warranties and the Tax Covenant provided that the provisions of Schedule 6 shall not apply in respect of any claim against a Majority Seller arising out (or to the extent it is increased by) of any fraud or intentional misrepresentation on the part of that Majority Seller.

5.9
The Warrantors shall have no liability in respect of any of the Warranties other than in their own respective capacities as Majority Sellers and, subject to Clause 5.10 below and Schedule 6, the Majority Sellers shall be responsible for any liability arising pursuant to a breach of the Warranties notwithstanding the fact that they are not giving the Warranties.

5.10
In respect of any amount(s) payable to the Buyer by the Majority Sellers in respect of a Claim under the Warranties and/or Tax Covenant, each Majority Seller will only be liable for his/her/its own Majority Sellers' Exposure Portion of any such Claim.

6.	RESTRICTIONS ON THE COVENANTORS

6.1
The provisions of this Clause 6 are made with the intention of assuring to the Buyer and each of its Group Companies following Completion the full benefit and value of the goodwill, confidential information and connections of the Company and the Subsidiaries and as a constituent part of the agreement for the sale of the Shares. Accordingly each of the Covenantors agrees that the restrictions contained in this Clause 6 are reasonable and necessary for the protection of the legitimate interests of the Buyer and that the restrictions do not work harshly on him.

6.2
Each of the Covenantors covenants with the Buyer and each of its Group Companies following the Completion Date that for the period of 18 months following the Completion Date save with the prior written consent of the Buyer, he will not directly or indirectly on his own behalf or on behalf of any other person:

6.2.1
deal with, seek employment or engagement with, or be employed with or engaged with, or be employed or engaged by or be a director or a consultant to, work on any account of, or be in any way interested in or connected with any Specified Competitors or any other business which competes with the Relevant Business provided however that such restriction shall not extend to employment or engagement with or by, or the fulfilment of a role as a director or consultant with or work on account of any business which competes in the Relevant Business but also undertakes other non-competitive businesses which are merely ancillary to the Relevant Business (a "Diverse Enterprise Business") in circumstances where the Covenantor's role with, in or for such Diverse Enterprise does not extend to direct involvement with or support to the functional unit, division or subsidiary within such Diverse Enterprise Business which competes in the Relevant Business;

6.2.2
deal with, seek employment or engagement with, be employed or engaged by, engage in business with or work on any account or business of any customer of the Company or any of the Subsidiaries for the purpose of providing that customer with services which are the same as or similar to any services which he was involved in providing to that customer at any time in the 12 months preceding the Completion Date;

6.2.3
solicit business from any customer of the Company or any of the Subsidiaries for the purpose of providing to that customer services which are the same as or similar to those which he has been involved in providing to that customer at any time in the 12 months preceding the Completion Date;

6.2.4	intentionally interfere with or seek to interfere with contractual or other trade relations between the Company or any of the Subsidiaries and any of its or their respective customers;

6.2.5	interfere or seek to interfere with contractual or other trade relations between the Company or any of the Subsidiaries and any of its or their respective suppliers;

6.2.6
solicit the services of, endeavour to entice away from the Company or any of the Subsidiaries or knowingly assist in, or procure, the employment by any other person of any director or senior or managerial employee or consultant of the Company or any of the Subsidiaries known personally to him (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company);

6.2.7
save as required by applicable law or regulation or in fulfilment of his duties as an employee of any Group Company, he will not communicate or divulge to any person or make use of and shall use his reasonable endeavours to prevent the publication, disclosure or unauthorised use of any Confidential Information concerning the business, finances or affairs of the Company or of any of the Subsidiaries or of any of their respective customers or suppliers;

6.2.8
for so long as it is used or registered in the name of the Company or any of its Group Companies, save for when fulfilling his duties as an employee of any Group Company, use or apply to register on any public register any trade, business or domain name or e-mail address used by the Company or any of the Subsidiaries during the period of two years preceding the Completion Date or any name similar to those names or addresses or likely to be confused with them.

6.3
If any of the restrictions in Clause 6 is held to be void or ineffective for any reason but would be held to be valid and effective if part of its wording were deleted, that restriction shall apply with such deletions as may be necessary to make it valid and effective.

6.4
The restrictions contained in Clause 6 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions.

7.	RELEASE BY MAJORITY SELLERS

7.1
Without prejudice to any rights of the Majority Sellers arising between each other under the Contribution Agreement, each of the Majority Sellers confirms that he has no claim (whether in respect of any breach of contract, compensation for loss of office or monies due to him or on any account whatsoever) outstanding against the Company or any Subsidiary or against any of the shareholders, directors, officers, employees of the Company or any Subsidiary and that no agreement or arrangement (including any contract of employment) is outstanding under which the Company or any Subsidiary or any of such persons has or could have any obligation of any kind to him, except:

7.1.1	as may arise under the terms of this Agreement;

7.1.2	in the case of certain Majority Sellers, the contracts of employment or service agreements of such Majority Sellers with the Company or the Subsidiaries (as the case may be);

7.1.3
in relation to the accrual of any remuneration (of any kind, including salary, commission, bonus payments and pension contributions) to the relevant Majority Sellers in accordance with their contracts of employment or service agreements, in each case in respect of the latest relevant remuneration period; and

7.1.4
any amounts due to any of the relevant Majority Sellers in respect of the reimbursement of expenses in accordance with the terms of their contract of employment or service agreements and the Company or Subsidiaries' expenses policy.

7.2
To the extent that any such claim or obligation exists or may exist, each of the Majority Sellers irrevocably and unconditionally waives such claim or obligation and releases the Company and each Subsidiary and any such other persons from any liability whatsoever in respect of such claim or obligation.

8.	BUYER'S WARRANTIES

8.1	The Buyer warrants to the Majority Sellers that:

8.1.1	the Buyer is a company duly incorporated under the laws of England and Wales;

8.1.2
the Buyer has full power and authority to enter into, deliver and perform its obligations under this Agreement and each of the other agreements to be entered into by it pursuant to or otherwise in connection with this Agreement;

8.1.3
this Agreement and each of the other agreements to be entered into by the Buyer pursuant to or otherwise in connection with this Agreement will, when executed, constitute valid and binding obligations of the Buyer in accordance with their respective terms;

8.1.4
it does not have actual knowledge (excluding, for the avoidance of doubt, constructive or imputed knowledge, or the actual, constructive or imputed knowledge of any adviser) of a Claim and it is not in the process of bringing or currently intending to bring any specific Claim against the Majority Sellers or any one of them;

8.1.5	at Completion, the Policy is in full force and effect; and

8.1.6	the execution and delivery of this Agreement by the Buyer and the performance of and compliance by the Buyer with its terms and provisions will not:

(a)	conflict with or result in a breach of, or constitute a default under, any agreement or instrument to which the Buyer is a party or by which the Buyer is bound; or

(b)	conflict with or result in a breach of any applicable law, regulation, order, writ, injunction or decree of any court or agency to which the Buyer is subject.

9.	MATTERS FOLLOWING COMPLETION

9.1.1
The Majority Sellers shall following Completion forthwith send to the Buyer all papers, books, accounts and other records relating wholly to the Company or to the Subsidiaries, which are the property of the Company and are not required to be delivered under Schedule 4 and which are not kept at any of the Properties.

9.1.2
The Majority Sellers agree to co-operate with and assist the Buyer in relation to the provision of any required information or otherwise in relation to ensuring that any stamp duty payable by the Buyer (in respect of the acquisition of the Shares by the Buyer) is completed on or before the relevant deadline.

9.1.3
The Buyer agrees and undertakes to procure the payment by Altify Inc. to Anthony Reynolds of his full severance entitlement which arises on termination of his employment under the terms of the AR Employment Contract arising from "Resignation for Good Reason" under the AR Employment Contract, being $589,750, on or before 1 May 2020. Any payment made pursuant to this Clause 9.1.3 will be made without any set-off or deduction other than any pay-roll tax deductions required by law.

10.	TAXATION
The provisions of Schedule 8 shall have effect.

11.	ANNOUNCEMENTS AND CONFIDENTIALITY

11.1
Subject to the provisions of Clause 11.2, no Party shall issue any press release or publish any circular to shareholders or any other public document or make any statement or disclosure to any person who is not a Party (including any document, statement or disclosure published, issued or made by the Majority Sellers or any of them to any supplier to or customer of the Company or any of the Subsidiaries) in each case relating to this Agreement, its terms or the matters contained in it, without obtaining the prior written approval of the Buyer and the Sellers’ Representative to its contents and the manner and extent of its presentation and publication or disclosure (such approval not to be unreasonably withheld or delayed or made subject to unreasonable conditions).

11.2	The provisions of Clause 11.1 do not apply to:

11.2.1	any announcement relating to or connected with or arising out of this Agreement required to be made by any Party:

(a)	by virtue of the regulations of the US Securities and Exchange Commission; or

(b)	by any court or governmental or administrative authority competent to require the same; or
(c)    by any applicable law or regulation;

11.2.2
any statement or disclosure made in good faith by any Majority Seller, the Buyer, the Company or any of the Subsidiaries after Completion for its legitimate corporate purposes, including in connection with any civil, criminal, regulatory or arbitration proceedings in any jurisdiction brought or threatened by or against it in relation to the Agreement, the documents in the Agreed Form and any other documents referred to in it or them;

11.2.3
any document, statement or disclosure published, issued or made by the Buyer, the Company or any of the Subsidiaries after Completion to any supplier to or customer of the Company or of any of the Subsidiaries;

11.2.4	any disclosure made by a Party to its professional advisers, provided that such disclosure is made under obligations of confidentiality; or

11.2.5	any document, statement or disclosure made by the Buyer after Completion to any person to whom it proposes to assign its rights under this Agreement or who is otherwise contemplated by Clause 12.

12.	ASSIGNMENT

12.1
Subject to this Clause 12, this Agreement shall be binding upon and enure for the benefit of the successors and assignees of the Parties including, in the case of individuals, their respective estates after their deaths and, subject to any succession or assignment permitted by this Agreement, any such successor or assignee of the Parties shall in its own right be able to enforce any term of this Agreement.

12.2
Subject to Clause 12.3 no Party to this Agreement nor their successors and assignees shall be entitled to assign their respective rights or obligations under this Agreement without the prior written consent of the Buyer (in the case of any of the Majority Sellers) or the Sellers' Representative (in the case of the Buyer).

12.3
The Buyer and its assignees may at any time (i) assign, (including to any lender of the Buyer or any lender to any Group Company of the Buyer and/or any administrative or collateral agent on behalf of any such lenders as collateral security) (ii) transfer, (iii) charge or otherwise grant security over or assign by way of security, (iv) declare or create a trust or other interest over or (v) deal in any other manner with the Buyer's rights under this Agreement, provided that the liability of the Majority Sellers as a result of any of the foregoing actions shall be no more than it would have been to the Buyer had such foregoing actions not taken place.

13.	VOTING POWER OF ATTORNEY

13.1
Each of the Majority Sellers appoints the Buyer (acting by its directors from time to time) as his attorney (“Attorney”), with full power to exercise all rights in relation to the Shares to be sold by such Majority Seller registered in the name of that Majority Seller as the Attorney in its absolute discretion sees fit, including but not limited to:

13.1.1
receiving notice of, attending and voting at any general meeting of the members of the Company, including meetings of the members of any particular class of member, and all or any adjournments of such meetings, or signing any resolution as registered holders of the relevant Shares;

13.1.2	completing and returning proxy cards (or equivalent), consent to short notice and any other documents required to be signed by the registered holder of the relevant Shares;

13.1.3
dealing with and giving directions as to any moneys, securities, benefits, documents, notices or other communications (in whatever form) arising by right of the relevant Shares or received in connection with the relevant Shares from the Company or any other person; and

13.1.4	otherwise executing, delivering and doing all deeds, instruments and acts in the relevant Seller’s name insofar as may be done in the relevant capacity as registered holder of the relevant Shares.

13.2
These powers of attorney shall be irrevocable, save with the consent of the Buyer, and are given by way of security to secure the proprietary interest of the Buyer as the buyer of the Shares, but shall expire in respect of the Shares on the date on which the Buyer and/or its nominee is or are entered in the register of members of the relevant Company as holder(s) of the relevant Shares.

14.	INDEMNITY FOR LOST SHARE CERTIFICATES

14.1	Each Majority Seller confirms in respect of his/her/its own shareholding (including any beneficial shareholding) that:

14.1.1	to the best of his/her/its knowledge, the original certificates of title to the relevant shares held by or on behalf of the relevant Majority Seller has been lost or destroyed;

14.1.2
neither the relevant shares held by or on behalf of the relevant Majority Seller nor the certificate(s) of title to those shares have been transferred, charged, lent, deposited or dealt with in any way that may affect their title to the relevant shares; and

14.1.3
(other than in the case of 303,234 A ordinary shares which are legally owned by Altify UK on trust for Donal Daly and 170,000 A ordinary shares which are legally owned by Altify UK on trust for James Crisera) he/she/it is the person entitled to be on the register of members of the Company in respect of the relevant shares.

14.2
Each Majority Seller agrees to indemnify the Buyer and the Company from and against all claims, actions, proceedings and demands which may be brought against the Buyer or the Company and all losses, liabilities, charges, costs, damages and expenses which the Buyer or the Company may incur as a result of allowing the registration of the transfer of all or any part of the his/her/its own respective shares (including any beneficial shareholding) without the production of the original certificate(s).

14.3
Each Majority Seller covenants to return the original certificate in respect of his/her/its own shareholding (including any beneficial shareholding) if it is found and the indemnity given in this Clause 14 will continue in force even if the original certificate is returned.

15.	SELLERS' REPRESENTATIVE

15.1
Each Majority Seller irrevocably and unconditionally appoints the Sellers' Representative (and any replacement Sellers' Representative from time to time) as his agent to negotiate, determine, agree and settle any dispute or matter between the Sellers (or any group of them) and the Buyer arising out of or in connection with this Agreement where this Agreement confers such responsibility on Sellers' Representative. As the representative of the Majority Sellers under this Agreement and/or any Transaction Document, the Sellers' Representative shall act as the agent for all Majority Sellers, shall have authority to bind each such Majority Seller in accordance with this Agreement, and the Buyer may rely on such appointment and the Sellers' Representative’s authority to bind the Majority Sellers until the receipt by the Buyer of notice of the appointment of a successor Sellers' Representative.

15.2
The Majority Sellers confirm that the Buyer may rely exclusively upon, without independent verification or investigation, all decisions, communications or writings made, given or executed by the Sellers' Representative in connection with this Agreement and/or any Transaction Document. The Buyer is entitled to deal exclusively with the Sellers' Representative on all matters relating to this Agreement and/or any Transaction Document and any action taken or not taken or decisions, communications or writings made, given or executed by the Sellers' Representative, for or on behalf of any Majority Seller, shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Majority Seller. Any notice or communication delivered by the Buyer to the Sellers' Representative shall be deemed to have been delivered to all relevant Majority Sellers.

15.3
The Sellers' Representative shall have no liability to the Buyer for any default under this Agreement and/or any Transaction Document where the Sellers' Representative acts in a capacity other than his capacity as the Sellers' Representative, the Sellers' Representative shall have no liability to the Buyer for any default under this Agreement and/or Transaction Document by any other Majority Seller. Except for fraud, criminal activity, gross negligence or wilful misconduct in his capacity as Sellers' Representative on his part, the Sellers' Representative shall have no liability to any other Majority Seller under this Agreement and/or under any Transaction Document for any action or omission by the Sellers' Representative on behalf of the other Majority Sellers.

15.4
The Sellers' Representative shall be entitled to retain counsel and to incur such costs and expenses as the Sellers' Representative deems to be necessary or appropriate in connection with the performance of his obligations under this Agreement and/or under any Transaction Document and the Sellers' Representative shall be reimbursed for all such costs and expenses (including reasonable attorneys' fees and expenses) by the Majority Sellers.

15.5
All of the immunities and powers granted to the Sellers' Representative under this Agreement shall survive the Completion Date and/or any termination of any Transaction Document. The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy, dissolution, winding up or liquidation of any of the Majority Sellers and (ii) shall survive Completion.

15.6
Each Majority Seller irrevocably appoints the Sellers' Representative to be his or her or its lawful attorney with full power, authority and legal right in his/her/its name and on his/her/its behalf to sign, execute or deliver any required stock transfer form in respect of the transfer of his/her/its respective shares under this Agreement.

15.7
Each Majority Shareholder agrees to indemnify and hold the Sellers' Representative harmless from and against any and all liability, loss, cost, damage or expense (including without limitation professional fees) reasonably incurred or suffered as a result of the performance of the Sellers' Representative's duties under this Agreement except for any such liability arising out of the wilful misconduct of the Sellers' Representative.

16.	GENERAL

16.1
Each Party undertakes, for no further consideration or payment but at the cost and expense of the requesting Party, to sign all documents and to do all other acts as the requesting Party reasonably requires which may be necessary to give full effect to this Agreement.

16.2	Each Party shall pay the costs and expenses incurred by it in connection with the negotiation, preparation, execution and carrying into effect of this Agreement and each document referred to in it.

16.3	This Agreement shall, as to any of its provisions remaining to be performed or capable of having or taking effect following Completion, remain in full force and effect notwithstanding Completion.

16.4
Unless expressly provided otherwise, all representations, warranties, undertakings, covenants, agreements and obligations made, given or entered into in this Agreement by more than one person are made, given or entered into severally.

16.5	The rights of each Party under this Agreement:

16.5.1	may be exercised as often as necessary;

16.5.2	are cumulative and not exclusive of rights or remedies provided by law; and

16.5.3	may be delayed, released or waived only in writing and specifically.

16.6	Delay in the exercise or non-exercise of any right or remedy provided by this Agreement or by law is not a waiver of that right or remedy.

16.7
A waiver of a breach of any of the terms of this Agreement or a default under this Agreement does not constitute a waiver of any other breach or default and shall not affect the other terms of this Agreement.

16.8
Any amendment of this Agreement shall not be binding on the Parties unless set out in writing, expressed to amend this Agreement and signed by authorised representatives of the Buyer and the Sellers’ Representative.

16.9
The provisions contained in each Clause and paragraph of this Agreement shall be enforceable independently of each of the others and their validity or enforceability shall not be affected if any of the others is invalid or unenforceable by reason of any provision of applicable law.

16.10
If any provision is invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted or modified, the provision in question shall apply with such modification as may be necessary to make it valid and enforceable.

16.11
This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, each of which, when executed and delivered, shall constitute one and the same instrument. Delivery of an executed signature page of a counterpart facsimile transmission or in AdobeTM Portable Document Format (PDF) sent by electronic mail shall take effect on delivery of an executed counterpart of this Agreement.

17.	NOTICES

17.1
Any notice or other communication to be given under this Agreement to the Buyer or the Majority Sellers shall be in writing and shall delivered personally or sent by post or email to the Party to be served at its address set out below:

17.1.1	to the Buyer at:
401 Congress Avenue
Suite 1850
Austin
TX 78701

Email Address: kgill@uplandsoftware.com
Marked for the attention of: General Counsel
With a copy (which shall not constitute notice) to:
Pillsbury Winthrop Shaw Pittman LLP
401 Congress Avenue
Suite 1700
Austin
TX 78701

17.1.2	to the Major Sellers, to the Sellers’ Representative at:
Roy Enright
Email Address: roy.enright@w-c-p.com
Address: 31 Waltham Terrace, Blackrock, Dublin, Ireland
With a copy to:
Colm Rafferty
Email Address: Colm.Rafferty@maples.com
Address: 75 St. Stephen's Green, Dublin 2, Ireland
or at any other address or email address or to any other addressee as it may have notified to the other Parties in accordance with this Clause 14.1. Any notice or other document sent by post shall be sent by prepaid first class recorded delivery post (if within Ireland) or be prepaid/signed for airmail (if elsewhere).

17.2	Any such notice shall be deemed to have been received:

17.2.1	if delivered personally, at the time of delivery;

17.2.2	in the case of first class recorded delivery, 24 hours from the date of posting;

17.2.3	in the case of airmail, five days from the date of posting; and

17.2.4	in the case of email, at the time of delivery,
provided that if deemed receipt occurs before 9 am on a Business Day the notice shall be deemed to have been received at 9 am on that day, and if deemed receipt occurs after 5 pm on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9 am on the next Business Day. For the purpose of this Clause, “Business Day” means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent.

17.3
In proving service of a notice or document it shall be sufficient to prove that delivery was made and recorded or that an email was properly addressed and despatched and the sender did not receive notification of a failure to deliver, as the case may be.

18.	ENTIRE AGREEMENT

18.1
For the purposes of this Clause, “Pre-Contractual Statement” means any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Agreement or not) relating to the subject matter of this Agreement other than as expressly set out in this Agreement.

18.2
The Parties confirm that this Agreement and any document in the Agreed Form represents the entire understanding, and constitutes the entire agreement of the Parties in relation to its subject matter and its terms and supersedes any previous agreement between the Parties relating to the subject matter or the terms of this Agreement.

18.3	Each of the Parties acknowledges and agrees that in entering into this Agreement it has not relied on any Pre-Contractual Statement.

18.4
Each of the Parties acknowledges and agrees that the only remedy available to it for breach of this Agreement shall be for breach of contract and it shall have no right of action against any other Party in respect of any Pre-Contractual Statement and, for the avoidance of doubt, no Party will have a right to seek the rescission of this Agreement.

18.5	This Clause 18 shall exclude liability for misrepresentation save that it shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

19.	GOVERNING LAW AND JURISDICTION

19.1
This Agreement and any non-contractual obligations arising out of or in connection with this Agreement including its formation is governed by and shall be construed in accordance with the law of Ireland.

19.2
Each Party irrevocably agrees to submit to the exclusive jurisdiction of the courts of Ireland over any claim, dispute or controversy (whether contractual or non-contractual) arising under or in connection with this Agreement or the legal relationships established by this Agreement (including its formation).

19.3
Each Party irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this Agreement being served on it in accordance with the provisions of this Agreement relating to service of notices by mail. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

EXECUTED AND DELIVERED AS A DEED on the date set out at the head of this Agreement.

EXECUTION VERSION

WARRANTIES

1.	DISCLOSED INFORMATION

1.1	So far as the Warrantors are aware, the facts set out in the Introduction and in Schedule 2 and Schedule 3 are true and accurate in all respects.

2.	THE SELLERS

2.1	The execution and delivery of this Agreement, and any of the Agreed Form documents to be executed, by the Sellers and the performance of and compliance with its terms and provisions will not:

2.1.1
conflict with or result in a breach of, or constitute a default under, any agreement or instrument to which any of them or the Company is a party or by which any of them or the Company is bound or of the constitution of the Company;

2.1.2	conflict with or result in a breach of any law, regulation, order, writ, injunction or decree of any court or agency binding on the Sellers; or

2.1.3
so far as the Warrantors are aware, cause the Company to lose the benefit of any right or privilege it presently enjoys or cause any person who normally does business with the Company not to continue to do so on the same basis.

2.2
There is not outstanding, and there has not at any time during the six years ending on the date of this Agreement been outstanding, any agreement or arrangement to which the Company is a party and in which any Majority Seller, any director of the Company or any person connected with any of them is or has been interested, whether directly or indirectly.

3.	CONSEQUENCES OF SALE OF THE SHARES

3.1	The Company is not a party to any agreement or bound by any obligation the terms of which will prevent the Buyer from acquiring the Shares as set out in this Agreement.

3.2
There are no agreements concerning the Company or its business which will or may, on their terms, be terminated or the terms of which will or may, on their terms, in any way be varied as a result of compliance with the terms of this Agreement or a change in the control of the Company or in the composition of the board of directors of the Company.

3.3
Neither the acquisition of the Shares by the Buyer nor compliance with the terms of this Agreement will entitle any person to receive from the Company or any Subsidiary any finder’s fee, royalty, brokerage or commission.

4.	THE SHARES AND THE COMPANY

4.1
The Shares comprise the whole of the issued share capital of the Company and there are no shares in the capital of the Company allotted but not issued. All of the Shares are fully paid or credited as fully paid.

4.2
Save only as provided in this Agreement, there are no agreements or arrangements in force which call for the present or future creation, allotment, issue, transfer, redemption or repayment of, or grant to any person the right (whether exercisable now or in the future and whether conditional or not) to call for the creation, allotment, issue, transfer, redemption or repayment of, any share or loan capital of the Company (including by way of option or under any right of conversion or pre-emption).

4.3	The Company does not have, and never has had, any subsidiaries or subsidiary undertakings apart from the Subsidiaries.

4.4	The Company is the beneficial owner of the entire issued share capital of Altify, Inc., free from all Encumbrances.

4.5	Altify UK holds legal title only to the Altify UK Shares in accordance with section 138 of the Companies Act 2006 in force in England and Wales.

4.6	The persons set out in Part 4 of Schedule 1 are all of the beneficial owners of the Altify UK Shares.

4.7	Each Subsidiary is a trading company.

4.8	The Company has no associated companies as defined in FRS9.

4.9	The Company has no branch, agency, place of business or permanent establishment outside Ireland, the United Kingdom and the United States of America.

4.10
The latest copy of the constitution of the Company filed with the CRO and available for inspection on the date of this Agreement are true and complete and sets out in full the rights and restrictions attaching to each class of the Company’s share capital.

4.11
The statutory books (including all registers and minute books) of the Company have been properly kept and contain a complete and accurate record of the matters which should be dealt with in them and no notice or allegation that any of them is incorrect or should be rectified has been received.

4.12
Neither the Company nor any class of its members has during the period of six years ending on the date of this Agreement/since the date of incorporation of the Company passed any resolution (other than resolutions relating to business at annual general meetings which was not special business).

4.13
All returns, particulars, resolutions and other documents required under the Companies Legislation and all other legislation to be delivered on behalf of the Company to the CRO or to any other authority whatsoever have been duly and properly made and delivered other than late filings which have no material import for the Group and in respect of which no fine is payable.

5.	INSOLVENCY

5.1
No order has been made and no resolution has been passed for the winding up of the Company or for a provisional liquidator or examiner to be appointed in respect of the Company and no petition has been presented and no meeting has been convened for the purpose of considering the winding up of the Company.

5.2	No administration order has been made and no petition for such an order has been presented in respect of the Company.

5.3
No receiver, administrator or examiner (which expression shall include an administrative receiver) has been appointed in respect of all or any of the assets of the Company, nor has any power of sale or power to appoint a receiver or examiner under the terms of any mortgage, charge or other security in respect of all or any assets of the Company become exercisable.

5.4	No voluntary arrangement or other compromise or arrangement in respect of the Company’s creditors generally, or any class of them, has been proposed or adopted.

5.5	No moratorium has been proposed or is in force in respect of the Company.

5.6
The Company is not insolvent and is not unable to pay its debts as they fall due, nor has it failed to pay its debts when due within the meaning of the Companies Legislation (otherwise than by reason of a bona fide dispute as to their amount or enforceability), nor is the Company otherwise liable to be found unable to pay its debts.

5.7	No statutory demand has been served on the Company which has not been paid in full or been withdrawn.

5.8
The Company has not been a party to any transaction at an undervalue nor has it given or received any preference, in either case within the period of two years ending on the date of this Agreement, nor has the Company at any time been party to any transaction defrauding creditors.

5.9	No loan capital, borrowings or interest is overdue for payment by the Company and no other material obligation or indebtedness of the Company is overdue for performance or payment.

5.10
No creditor of the Company has taken steps to enforce any debt or other sum owed by the Company, whether by legal proceedings, the exercise of a lien, power of distraint, sequestration, recovery of possession or otherwise (where such debt or sum remains unpaid).

5.11	No unsatisfied judgment is outstanding against the Company.

5.12	The Company has not suspended or ceased or threatened to suspend or cease to carry on all or a material part of its business.

5.13	No event analogous to any of the foregoing has occurred in any jurisdiction.

6.	COMPLIANCE WITH LAWS AND REGULATION

6.1
The Company is entitled to carry on the business now carried on by it without conflict with any valid right of any person, firm or company and the Company has conducted its business in accordance with all applicable laws and regulations of Ireland, Germany, Switzerland, the United Kingdom and the United States as applicable and there is no violation of, or default with respect to, any statute, regulation, order, decree or judgment of any Court or any governmental agency of Ireland, the United Kingdom or the United States or any foreign country which may have an adverse effect upon the assets or business of the Company.

6.2
All necessary licences, consents, permits and authorisations (public or private) have been obtained by the Company to enable the Company to carry on its business effectively in the places and in the manner in which such business is now carried on and all such licences, consents, permits and authorisations are valid and subsisting and the Warrantors know of no reason why any of them should be suspended, cancelled or revoked.

6.3
None of the activities, contracts or rights of the Company is ultra vires, unauthorised, invalid or unenforceable or in breach of any contract or covenant and all documents in the enforcement of which the Company may be interested are valid and have been duly stamped.

6.4
Neither the Company, nor, so far as the Warrantors are aware, any person for whose acts or defaults the Company may be vicariously liable, is subject to any outstanding order, decree or court stipulation or involved in any civil, criminal, administrative, regulatory or arbitration proceedings or any form of mediation or dispute resolution procedure.

6.5
No such order, decree, stipulation, proceedings or procedure as is referred to in paragraph 6.4 are pending or threatened by or against the Company or any such person and, so far as the Warrantors are aware, there are no facts or circumstances which are likely to lead to any such order, decree, stipulation, proceedings or procedure and no person or authority has made any statement suggesting that he or it might initiate such order, decree, stipulation, proceedings or procedure.

6.6	The Company has at all times conducted its business in accordance with Anti-Corruption Laws and the Anti-Terrorism and Anti-Money Laundering Laws and there is no, and has never been any:

6.6.1	violation of or default;

6.6.2	order, decree or judgment of any court or any governmental agency; or

6.6.3	enquiry, investigation, reference, notification, proceeding, report or decision
(in each case) whether in Ireland, the United Kingdom, the United States or elsewhere, with respect to any such laws, regulations or conventions in relation to the assets or business of the Company or any of its officers, employees or agents.

7.	THE ACCOUNTS AND ACCOUNTING RECORDS

7.1	The Accounts:

7.1.1	comply with the requirements of the company law that applies in relevant jurisdictions of the Company and each Subsidiary;

7.1.2
have been prepared in accordance with all applicable IFRSs or, where there are none, in accordance with accounting principles generally accepted in Ireland and using bases, practices, methods and estimation techniques consistent with those used in preceding accounting periods;

7.1.3
fairly present the state of affairs of the Company as at the Accounts Date and of its profit or loss for the financial year ended on that date in each case, to the extent required in accordance with accounting principles;

7.1.4	save as expressly disclosed in the Accounts, are not affected by any exceptional or non-recurring items in each case, to the extent required in accordance with accounting principles; and

7.1.5
set out the assets and liabilities (whether ascertained, contingent or otherwise and whether or not quantified or disputed) of the Company as at the Accounts Date as required by the Accounting Policies and make provision for all such liabilities that are known by the relevant Group Company in each case, to the extent required in accordance with accounting principles.

7.2	The material accounting records of the Company have at all times been accurately kept and completed as required by law.

7.3
Having regard to the purpose for which the Management Accounts have been prepared and that they have not been audited, the Management Accounts fairly present the Group's financial position and are not misleading in any material respect.

8.	BUSINESS SINCE THE ACCOUNTS DATE

8.1	Since the Accounts Date:

8.1.1
the Company has carried on its business in the ordinary and usual course and without entering into any transaction, assuming any liability or making any payment not provided for in the Accounts which is not in the ordinary course of its business and without any interruption or alteration in the nature, scope or manner of its business;

8.1.2	the Company has not borrowed or raised any money or taken any financial facility;

8.1.3	the Company has paid its creditors within the times agreed with such creditors;

8.1.4	there has been no change in the manner or time of issue of invoices or the collection of debts;

8.1.5	the Company has not entered into, or agreed to enter into, any capital commitment nor has it disposed of or realised any capital assets;

8.1.6	no share or loan capital has been allotted or issued or agreed to be allotted or issued by the Company;

8.1.7
no distribution of capital or income has been declared, made or paid in respect of any share capital of the Company and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital or preference capital of the Company has been repaid in whole or part or has become liable to be repaid;

8.1.8
the Company has not offered or agreed to offer price reductions or discounts or allowances on sales of goods or services, nor provided them or agreed to provide them at less than cost, to an extent which may materially affect the profitability of the Company; and

8.1.9	there has been no material deterioration in the financial position of the Company.

9.	DEBTS
No part of the amounts included in the Accounts or (in the case of an amount arising after the Accounts Date) in the books of the Company as due from debtors has been released on terms that any debtor pays less than the full book value of his debt or has been written off or has proved to any extent irrecoverable or is now regarded as irrecoverable.

10.	FINANCIAL ARRANGEMENTS

10.1
The Company has no borrowings, and has not agreed to create any borrowings, from its bankers or any other source and, in respect of borrowings disclosed in Folder 3.27 of the Data Room, the Company has not exceeded any limitation on its borrowing contained in its constitution or in any debenture or loan stock deed or other instrument.

10.2	There is no Encumbrance (other than a lien arising by operation of law in the ordinary course of business) over or affecting the whole or any part of the undertaking or assets of the Company.

10.3	No part of the borrowings or loan capital of the Company is dependent on the guarantee or indemnity of or security provided by any other person.

10.4	No person apart from the Company has given any guarantee of or security for any overdraft, loan or loan facility granted to the Company.

10.5	There are no debts owing by the Company, other than debts which have arisen in the ordinary course of business.

10.6
The Company is not, and has not been, engaged in any arrangements (including arrangements which would be required to be disclosed under Section 323 of the Companies Act 2014 which involve the raising or provision of finance and under which the Company is or might become liable to repay borrowings or other liabilities in the nature of indebtedness, in any such case where such arrangements or liabilities are not properly shown or reflected in the Accounts.

10.7
The Company is not under any obligation to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment of, indemnity against the consequences of default in the payment of, or otherwise to be responsible for, any indebtedness of any other person.

10.8	During the period of six years ending on the date of this Agreement, the Company has not applied for or received any grant or allowance from any authority or agency.

10.9
The Company has not made any political donation to any political party or to any other political organisation or to any independent election candidate, nor has it incurred any political expenditure, in any such case either since the Accounts Date or in the year preceding the Accounts Date and it is not under any commitment to do so.

11.	TRADING ARRANGEMENTS
For the purposes of this paragraph 11, “major or substantial” means any person purchasing services from the Company in excess of $100,000 in any of the three financial years prior to the Accounts Date (in the case of a customer) or with whom the Company has spent in excess of $100,000 in any of the three financial years prior to the Accounts Date (in the case of a supplier), in each case converting any foreign currency at the rates used in preparing the annual accounts in any such financial years.

11.1	During the period of three years ending on the date of this Agreement:

11.1.1	the Company has not lost any major or substantial customer for or supplier of all or any of its services or requirements;

11.1.2	no major or substantial customer has significantly reduced its orders for all or any of the services of the Company;

11.1.3	there has been no substantial change in the basis or terms on which any person is prepared to enter into contracts or do business with the Company, and no such loss, reduction or change has been threatened in writing whether as a result of Completion or otherwise.

11.2
Neither in the financial period ending on the Accounts Date nor in the period since then has any person (together with other persons connected with him) purchased from, or sold to, the Company more than ten per cent of the aggregate amount of all sales or purchases made by the Company during such period and there is no person (together with other persons connected with him) on whom the Company is substantially dependent or the cessation of business with whom would substantially affect the business of the Company.

11.3
The Company has no agreement or arrangement with any major or substantial customer or supplier on terms which are materially different from the Company’s standard terms of business, a copy of which is contained in Folder 3.06 of the Data Room.

11.4
There is in force no power of attorney or other authority (express, implied or ostensible) given by the Company to any person to enter into any contract or commitment on its behalf other than to its employees to enter into routine trading contracts in the usual course of their duties.

11.5
The Company has not appointed any agent or distributor or granted any licences carrying the right to grant sub-licences to third parties in respect of any of its products or services in any part of the world.

12.	LIABILITIES AND COMMITMENTS

12.1
The Company is not a party to or subject to any agreement, transaction, obligation, commitment, understanding, arrangement or liability (other than a contract for the supply of electricity, gas or water or normal office services) so far as the Warrantors are aware currently in force which:

12.1.1	is incapable of complete performance of the material obligations of the Company in accordance with its terms within 36 months after the date on which it was entered into or undertaken;

12.1.2	is likely to result in a loss to the Company on completion of performance;

12.1.3	cannot readily be fulfilled or performed by the Company on time without unusual expenditure of money and effort;

12.1.4	may be terminated or cease to be performed by any counterparty without notice or by giving three months’ notice or less;

12.1.5	involves obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature;

12.1.6
involves or is likely to involve the supply of goods or services by or to the Company the aggregate sales value of which will represent more than five per cent. of the turnover of the Company for its last financial year;

12.1.7	requires the Company to pay any, finders’ fee, royalty, brokerage or commission;

12.1.8	in any way restricts the Company’s freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit;

12.1.9	is an agreement or arrangement otherwise than by way of bargain at arm’s length; or

12.1.10	is in any way otherwise than in the ordinary course of the Company’s business.

12.2
Neither the Company nor any other party to any agreement with the Company is in default under any such agreement nor, so far as the Warrantors are aware, are there any circumstances likely to give rise to such a default and none of the Warrantors are aware of the invalidity of or grounds for rescission, avoidance or repudiation of any of such agreements or any allegation of such a thing, and the Company has not received notice of any intention in writing to terminate any of such agreements.

12.3	The Company is not a party to, nor have its profits or financial position since the Accounts Date been affected by, any agreement or arrangement which is not entirely of an arm’s length nature.

12.4
No offer, tender or the like is outstanding which is capable of being converted into an obligation of the Company that would exceed over $100,000 of income for the Company or would involve expenditure of over $100,000 by the Company by an acceptance or other act of some other person.

13.	INSURANCES

13.1
The Company and all its normally insurable assets are, and at all material times have been, covered by valid insurances against all the risks (including in the case of let property for three years’ loss of rent) against which a similarly situated and sized businesses ("Similar Businesses") would normally insure.

13.2	Liabilities of the Company in respect of the business carried on by it which Similar Businesses would usually insure are covered by valid insurances.

13.3	Folder 3.17 of the Data Room contains true, accurate and complete copies of the insurance policies of the Company or in which it has an interest.

13.4
No claim is outstanding under any of the policies referred to in paragraph 13.3 and so far as the Warrantors are aware, no fact or circumstance exists which might give rise to a claim under any of those policies.

13.5
The Company has paid all premiums due and has not done or omitted to do anything the doing or omission of which would make any such policy of insurance void or voidable and the Company has neither received notice of any increase in premium or of change in the terms of cover under any of such policies nor of the withdrawal (in whole or in part) of cover in respect of any of such policies.

13.6	Where any of the Properties which are leasehold are insured by the landlord under the relevant lease, the interest of the Company is noted on the insurance policy.

14.	ASSETS

14.1	All the assets included in the Accounts or acquired after the Accounts Date as well as all the assets used in the Company’s business:

14.1.1	are legally and beneficially owned by the Company free from any mortgage, charge, lien or other encumbrance;

14.1.2	are not held subject to any agreement for lease, hire, hire purchase or sale on conditional or deferred terms; and

14.1.3	are in the possession or under the control of the Company.

14.2
In respect of any of the items referred to in paragraph 14.1 which are held under any agreement for lease, hire, hire purchase or sale on conditional or deferred terms, there has been no default by the Company in the performance or observance of any of the provisions of such agreements.

15.	DATA PROTECTION

15.1	So far as the Warrantors are aware, the Company and each Subsidiary have at all times complied with the Data Protection Laws in all respects.

15.2	The Company and each Subsidiary have:

15.2.1	introduced and applied data protection policies and procedures concerning the collection, use, storage, retention, deletion and security of Personal Data;

15.2.2
introduced and maintained up-to-date records of all processing activities as required by the Data Protection Laws, including (without limitation) Article 30 of the GDPR, copies of which are included in Folder 11.16 of the Data Room;

15.2.3	carried out and maintained complete, accurate and up-to-date records of, any data protection impact assessments required by the Data Protection Laws;

15.2.4	issued privacy notices to data subjects which comply with all applicable requirements of the Data Protection Laws;

15.2.5	introduced and maintained consent mechanisms where cookies and similar tracking technologies are used by or on behalf of the Company and any Subsidiary;

15.2.6
implemented appropriate technical and organisational measures to protect against the unauthorised or unlawful processing of, or accidental loss or damage to, any Personal Data processed by the Company or any Subsidiary and ensures a level of security appropriate to the risk represented by the processing and the nature of the Personal Data to be protected; and

15.2.7	put in place a data breach response plan that enables the Company and any Subsidiary to comply with the related requirements of the Data Protection Laws.

15.3	The Company and each Subsidiary have obtained valid consents in respect of their mailing lists.

15.4	The Company and each Subsidiary have:

15.4.1	undertaken due diligence on any third party appointed to process Personal Data as a Processor before and after the appointment;

15.4.2	implemented technical and organisational measures designed to minimise and secure any Personal Data shared or accessed by each Processor appointed by the Company or any Subsidiary; and

15.4.3
an agreement in place with each Processor appointed by the Company or any Subsidiary (copies of which are included in Folder 1.2 of the Data Room) which incorporate the terms stipulated by Article 28 of the GDPR and any contractual provisions required by any customer of the Company or any Subsidiary who is a Controller of the Personal Data and complies with all other applicable requirements of the Data Protection Laws in respect of such Processors.

15.5
The Company has not disclosed or transferred any Personal Data outside the European Economic Area without a valid legal basis for such transfer under Chapter V of the GDPR, or in breach of any contractual provisions contained in any contract or standard terms between the Company and a customer of the Company.

15.6
No data subject requests have been received by the Company nor any Subsidiary from data subjects, including any requests for access to their Personal Data, the cessation of specified processing activities or the rectification or erasure of their Personal Data, in each case in accordance with the requirements of the Data Protection Laws, nor have any claims or complaints been made or, so far as the Warrantors are aware, concerns raised by such persons in respect of such Personal Data under the Data Protection Laws, and so far as the Sellers are aware no fact or circumstance exists which might give rise to any such claim, complaint or concern.

15.7
Neither the Company nor any subsidiary have received any notice, request, correspondence or communication from any Supervisory Authority, and have not been subject to any enforcement action (including any fine or other sanction), in each case for breach or alleged breach of the Data Protection Laws and, so far as the Warrantors are aware, no fact or circumstance exists which might give rise to any such notice, request, correspondence, communication or enforcement action.

15.8
So far as the Warrantors are aware, neither the Company, nor any Subsidiary, nor any of the Processors have suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to any Personal Data and each of the Company, the Subsidiaries and, so far as the Warrantors are aware, the Processors have passed all regulatory audits to which they have been subject.

15.9
The Company and each Subsidiary has implemented or outsourced backup and disaster recovery technology. The Company and each Subsidiary has policies and procedures in place or outsourced designed to ensure the integrity and security of the IT Systems and Personal Data with such policies and procedures.

15.10
The Company and each Subsidiary has duly complied with all applicable notification or registration obligations and paid the appropriate level of fees or charges in respect of their processing activities, in each case as required by the Data Protection Laws.

16.	IT SYSTEMS

16.1	All Hardware is either owned by the Company free of all encumbrances, liens, charges and other third party rights or is properly leased to the Company.

16.2	The Hardware is not wholly or partly dependent on any facilities which are not under the exclusive ownership and control of the Company.

16.3
The Company has full and unrestricted access to and use of the IT Systems currently have such access over the next 12 months and no third party agreements or consents are required to enable the Company to have such access and use. The Company is not aware that maintenance for any part of the IT Systems will cease to be provided during the next 12 months.

16.4	The Company is and, so far as the Warrantors are aware, has at all times in the past been properly licensed to use all the Off-the-Shelf Software.

16.5	Copies of all IT Contracts necessary for the Company to use the Standard Software are contained in Folder 1.2 of the Data Room.

16.6	The Bespoke Software incorporated in any software product of the Company:

16.6.1	was developed exclusively by employees of the Company within the course of their employment; or

16.6.2
to the extent not so developed, has been transferred (including the Intellectual Property in it) absolutely to the Company or licensed to it exclusively and irrevocably (in each case in writing) without limit of time and not subject to conditions as to use or transferability or as to payment.

16.7	The Company has in its possession and control the source code for all the Bespoke Software incorporated in any software product of the Company.

16.8	The Bespoke Software does not include and was not based upon any “open source” software which had been made available on terms which could require its disclosure to any third party.

16.9
So far as the Warrantors are aware, the Hardware and the Software have appropriate and adequate capability and capacity for the processing, communications and other functions required to enable the Company to carry on its business effectively in the manner and in the places in which that business is carried on at the date of this Agreement.

16.10	So far as the Warrantors are aware, the use by the Company of the IT Systems does not infringe and has not infringed the rights of any third party.

16.11	No part of the IT Systems:

16.11.1	has materially failed to function at any time in the 24 months prior to the Completion Date; or

16.11.2	has, so far as the Warrantors are aware, at any time been accessed by an unauthorised person.

16.12	Each of the IT Contracts is:

16.12.1	valid and binding;

16.12.2	neither the subject of a notice of an intention to terminate it, nor is terminable by the counterparty to it without cause within 12 months of the date of this Agreement; and

16.12.3
not the subject of any breach or default and, so far as the Warrantors are aware, there are neither any circumstances likely to give rise to such a breach or default nor are there any grounds (including the events contemplated by this Agreement) for termination, rescission, avoidance or repudiation of it or any allegation or threat of the same.

16.13	So far as the Warrantors are aware, all IT Services are being and have been provided in accordance with all applicable specifications.

16.14
Disaster recovery plans are in place and are designed to ensure that the IT Systems and the data stored on them can be replaced or substituted without material disruption to the business of the Company in the event of a failure of the IT Systems (whether due to natural disaster, power failure or otherwise).

16.15	The Company operates or has outsourced operation of a documented procedure to avoid virus infections or other extraneously induced malfunctions and unauthorised access.

16.16	The IT Contracts relating to the material outsourcing arrangements at the Company as at Completion have been Disclosed.

17.	INTELLECTUAL PROPERTY

17.1	In respect of the Registered IP:

17.1.1
the Registered IP is owned absolutely in the name of the Company or a Group Company free of all liens, charges, encumbrances and licences, and the Company is not obliged to grant any liens, charges, encumbrances or licences in respect of it;

17.1.2	all documents necessary to establish the Company’s title to the Registered IP are in its possession and have been duly stamped, where applicable;

17.1.3	the Sellers have no notice of any oppositions made or applications refused and have no grounds to believe any applications will be opposed or refused; and

17.1.4	all payments due and all registration and renewal formalities relating to the Registered IP are up-to-date, complete and correct.

17.2	In respect of the Unregistered IP:

17.2.1	the Unregistered IP is owned by or licensed to the Company or a Group Company;

17.2.2
the Sellers have provided the Buyer with true copies of all licences and other arrangements pursuant to which Unregistered IP is licensed to the Company or a Group Company, and such copies contain all the terms applicable to each such licence or arrangement. So far as the Warrantors are aware, no party to any such licence or arrangement is or has been in breach of it; and

17.2.3	the Sales Methodologies are owned by the Company or a Group Company free from all Encumbrances.

17.3	The Company IP Rights:

17.3.1	are not limited in time save by statute;

17.3.2	are not subject to conditions as to use save as set out in licences disclosed pursuant to paragraph 17.2.2;

17.3.3	are not the subject of any rights held by any employee;

17.3.4	to the extent that they comprise trade marks, are not potentially subject to revocation for non-use;

17.4
to the extent that Company IP relates to inventions in respect of which, as at the Completion Date, the Company has a pending patent application for (or has expressed in writing a continuing intention to apply for) protection by patent those inventions have not, so far as the Warrantors are aware been:

17.4.1	the subject of an order under the Patents Act 1992;

17.4.2	disclosed in such a way as to prevent the grant of a patent.

17.5
The Sellers have provided the Buyer with true copies of all licences and other arrangements pursuant to which Company IP Rights are licensed by the Company to third parties, and such copies contain all the terms applicable to each such licence or arrangement. So far as the Warrantors are aware, no party to any such licence or arrangement is or has been in breach of it.

17.6	The Company IP Rights which were developed specifically for use by the Company:

17.6.1	have been developed exclusively by employees of the Company within the course of their employment; or

17.6.2
to the extent not so developed, have been transferred absolutely to the Company or licensed to it exclusively and irrevocably (in each case in writing) without limit of time and not subject to conditions as to use or transferability or as to payment, and any moral rights capable of being exercised in relation to them have been waived.

17.7
The Company and the conduct of the Company’s business as now and as currently planned by the Company to be conducted, does not, so far as the Warrantors are aware, infringe and has not infringed the rights of any third party in relation to any Intellectual Property.

17.8
So far as the Warrantors are aware, no third party has outstanding any claim against the Company based on such third party’s Intellectual Property and so far as the Warrantors are aware there are no grounds to anticipate that there will be such claim.

17.9	So far as the Warrantors are aware, the Company IP Rights are not being and have not been infringed by any third party, and there are no grounds to anticipate that any of them will be so infringed;

17.10	The Company has:

17.10.1	fully disclosed to the Buyer all material obligations as to confidentiality which the Company is subject to; and

17.10.2	so far as the Warrantors are aware, not infringed and is not infringing any such obligations.

18.	PROPERTIES

18.1
The Properties comprise the only freehold, commonhold, leasehold, licensed or other immovable property in any part of the world in which the Company has any estate, interest or right or which are otherwise occupied or used by the Company.

18.2	The particulars of each of the Properties set out in Schedule 7 are true and accurate in all respects.

18.3	There is no obligation to reinstate any of the Properties by removing or dismantling any alteration or improvement made to it by the Company or any predecessor in title of the Company.

18.4	The Company is in physical possession and actual occupation of the whole of each of the Properties on an exclusive basis for the purpose of the business of the Company.

18.5	All necessary registrations in respect of the Properties and associated rights have been made.

18.6
The Company has in its physical possession free from any lien all of the deeds and documents necessary to prove the title of the Company to the Properties and the title deeds and documents are complete originals and where necessary and as appropriate are duly stamped.

18.7	The Properties are not subject to any agreement for sale, estate contract, option, right of pre-emption or other similar matter.

18.8
The Properties are not subject to or affected by any mortgage or charge (whether legal or equitable, fixed or floating), debenture, lien, pledge, security interest or other encumbrance including without limitation any which secure the payment of money or relate to any obligation or liability of any third party.

18.9	The Properties enjoy all public and private rights necessary for their continued use and enjoyment for their current purpose without any restrictions as to time or manner of use.

18.10	The Properties are not subject to any restrictive or other covenants, stipulations, restrictions or other encumbrances (whether public or private) which are onerous or of an unusual nature.

18.11
The current use of the Properties is their permitted use under planning legislation and no planning permission in respect of the Properties is subject to any conditions which are onerous, unusual, temporary or personal.

18.12
All necessary planning permissions and consents and approvals from all statutory and other competent authorities in relation to the Properties and their development have been obtained and are valid and subsisting.

18.13	The Properties are not affected by any dispute, claim, complaint or demand of any kind.

18.14
All covenants, restrictions, stipulations and other encumbrances affecting the Properties have been fully observed and performed and no notice of any alleged breach has been received by the Company or its predecessors in title.

18.15	All statutes, orders or regulations affecting the Properties and their use and development have been observed and there are no outstanding requirements or recommendations of any competent authority.

18.16	In relation to the Properties which are leasehold, the Company has:

18.16.1
paid all sums due and has observed and performed the covenants and obligations on the part of the tenant and the conditions contained in the leases (none of which are onerous or unusual) and the obligations contained in any licence or other document supplemental to or granted under any of the leases (details of which are disclosed in Folder 1.2 (Office Leases) of the Data Room); and

18.16.2	obtained all consents required in connection with the grant of the leases, including any required in connection with a change of control of the Company.

18.17
The Company has no liability (whether actual, contingent or prospective) or obligation in respect of any property whether freehold, commonhold, leasehold, licensed or occupied under an informal or undocumented arrangement in any part of the world (other than the Properties) including without limitation any liability or obligation to pay rent or rents, service charges, insurance premiums or other monies or observe or perform covenants, obligations or conditions contained in any lease, licence, deed, agreement or other document ancillary or supplemental to a lease whether or not expressed to be so.

19.	DIRECTORS AND EMPLOYEES

19.1
The particulars of the Directors shown in paragraph 5 of Schedule 2 and in paragraph 5 of each Part of Schedule 3 are true and complete and no person who is not named as a director in that paragraph is or is held out as a director or shadow director of the Company or the relevant Subsidiary (as the case may be).

19.2
Copies of all the terms of appointment or employment for each Director of the Company and of any Subsidiary (including any amendments to them) have been uploaded to the Data Room in Folders 3.10, 3.11 and 3.04, and each such appointment is compliant with the Companies Legislation or any applicable law with respect to each Director any Subsidiary.

19.3	Particulars

19.3.1
There are set out in the Data Room at Folder 05. (or, in the case of (d) and (e) below, the Company has in its possession) a complete list of all of the employees of the Company and its Subsidiaries and complete and accurate details of the following matters in relation to each such employee (including part time employees and agency employees), director, officer and consultant of the Company and its Subsidiaries (including those who are on maternity leave or absent on the grounds of disability or other long term leave of absence and have or may have a statutory or contractual right to return to work with the Company) (together the "Personnel"):

(a)	full name and address;

(b)
salary, wages and other remuneration of any kind, including entitlement (whether legally binding or not) to any benefits, bonus, commission or profit sharing scheme entitlements or any entitlement under any of the policies, plans or schemes referred to in paragraph 19.3.3(e) below (or circumstances known to the Warrantors that may give rise to such an entitlements), including payments made in the most recent financial year and maximum and estimated payments made or to be made in the current financial year and in future under each policy, plan or scheme;

(c)	any entitlement (whether legally binding or not) under any Disclosed Scheme or circumstances known to the Warrantors that may give rise to such an entitlement;

(d)	all benefits, bonus and commission plans (including informal arrangements), including details of the individuals they apply to,

payments made in the previous two financial years and maximum and estimated payments made/to be made in the current financial year and in future under each plan;

(e)	job description and grade (if applicable);

(f)	date of birth or age;

(g)	dates of commencement of employment and number of years' continuous employment (including previous employment where relevant);

(h)	notice entitlements;

(i)	current absence on, or agreed or proposed entitlement to absence on, maternity leave, paternity leave, parental leave, sick leave, disability grounds, secondment or other leave of absence;

(j)	any right or potential right (whether statutory or contractual) to return to work or be re-instated or re-engaged;

(k)	holiday entitlement;

(l)	sabbatical entitlement;

(m)	details of all training or educational courses, the costs of which are to be paid for by the Company in respect of such member of Personnel;

(n)	any court order, restrictive covenant or other obligation of which the Warrantors are aware that might restrict a member of Personnel from fully performing his or her duties to the Company;

(o)	the law governing the contract with the Company; and

(p)	any other relevant terms, including unwritten or informal arrangements.

19.3.2
The Group does not have any position of employment advertised. No offer of employment or engagement has been made by the Company that has not yet been accepted or that has been accepted but where the employment or engagement has not yet started.

19.3.3	There are included in Folder 05 of the Data Room true and complete copies of (or, where any of the below is not set out in writing, full particulars of):

(a)	all contracts with directors and officers;

(b)
all service agreements with any employee, director or officer of the Group that cannot be terminated by three months' notice or three months' pay in lieu of notice or less without giving rise to any claim for damages or compensation;

(c)	all contracts with consultants of the Group, all arrangements with contractors under which services are provided to the Group and all contracts with agents of the Group;

(d)
the terms and conditions of employment or engagement generally applicable to employees, directors or officers of the Group or to each grade or type of Personnel and no employee, director or officer of the Group is entitled to any benefit relating to their employment or engagement that is not set out in those terms and conditions of employment or engagement; and

(e)
all policies, plans, schemes, procedures or handbooks (whether legally binding or not) applicable to all or any of the Personnel including, without limitation, those dealing with maternity, paternity, adoption, parental leave, shared parental leave, time off for dependants, holiday entitlement, sickness, company cars, profit sharing schemes, bonus schemes, insurance, expenses, hospitalisation, medical, dental, life, employee loan, educational assistance, confidential information and intellectual property, information technology and internet usage, overtime, job evaluations, equal opportunities, disabled employees, smoking and substance abuse, discipline or grievance.

19.3.4
There are in existence executed written service agreements, employment contracts or contracts for services (which are not materially different to the template agreements and contracts attached included in the Data Room at Folder 5.6) with all members of Personnel and there is no agreement or arrangement between the Group and any officer, employee or consultant or former officer, employee or consultant with respect to his or her employment or engagement, his or her ceasing to be employed or engaged or his or her retirement that is not included in the written terms of his or her employment or engagement or previous employment or engagement (as the case may be).

19.3.5
No member of Personnel has given or is under notice of resignation, dismissal or termination or under threat of dismissal or termination and, to the best of the knowledge, information and belief of the Warrantors, contemplating leaving the Group.

19.3.6	No member of Personnel is assigned or employed wholly or mainly outside of Ireland, United Kingdom, Germany, Switzerland and United States of America.

19.3.7	No past member of Personnel has a right of return to work or has or may have a right to be reinstated or re-engaged.

19.4	Payments

19.4.1
There are no amounts owing to any present or former member of Personnel of the Group other than remuneration accrued due in respect of the current month or for reimbursement of business expenses properly incurred in the current month.

19.4.2	On or prior to Completion:

(a)	all National Insurance contributions (both employer's and employees') due and payable by the Group will have been duly paid; and

(b)	all amounts due to the relevant Tax authorities in respect of deductions that have been made or that should have been made by the Group in accordance with PAYE regulations from time to time in force have been deducted so that the Group will not have any liability in respect thereof.

19.4.3	Every member of Personnel who should have been treated as employed for Tax purposes has been so treated.

19.4.4
Save as provided for in the Accounts, the Group has not made or agreed to make any payment to or provided or agreed to provide any benefit for any current or former member of Personnel that is not allowable as a deduction for the purposes of Tax.

19.4.5
The Group is not under any obligation (whether legally binding or not) to make and has not made any announcement or proposal to alter any of the terms of employment or engagement of any of the Personnel.

19.4.6
Neither the signature nor performance of this Agreement nor the implementation of the transactions contemplated hereby will entitle any of the Personnel to terminate their employment or engagement or receive any payment or other benefit.

19.4.7	The Group has not advanced any loans to any of its employees.

19.4.8
No amount, economic benefit, payment or entitlement that could be received (including in cash or property or vesting of property) as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with any other event, including any termination of employment on or following the date hereof) by any person who is a “disqualified individual” (as defined in Section 280G(c) of the US Internal Revenue Code (“Code”)) with respect to the Group or any of its Subsidiaries will constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code or trigger the excise tax under Section 4999 of the Code. Neither the Group nor any of its Subsidiaries has any obligation to reimburse or otherwise gross-up any Person in respect of any Taxes under Section 409A or Section 4999 of the Code. Except as disclosed in the Accounts, the Group has not made or agreed to make any payment or provided or agreed to provide any benefit to any present or former member of Personnel or any dependant of any present or former member of Personnel in connection with the actual or proposed termination, suspension or variation of any employment or engagement of any present or former member of personnel.

19.5
The Group does not have any outstanding any undischarged liability which is due to pay to any governmental or regulatory authority in any jurisdiction any contribution (save for Taxation) arising in connection with the employment or engagement of any member or former member of Personnel.

19.6	Claims and Disputes

19.6.1
The Disclosure Letter sets out all claims made or threatened in the last three years and all claims that are active, pending or (to the best of the knowledge and belief of the Warrantors) capable of arising, against the Group:

(a)	by any current or former member of Personnel or other person in respect of an accident or injury that is not fully covered by insurance; or

(b)
by any current or former member of Personnel or any person in relation to his or her terms and conditions of employment, engagement or termination thereof or any matter arising out of or in connection with his or her employment or his or her engagement or the termination thereof or any matter arising out of or in connection therewith.

19.6.2
There are no disciplinary or grievance proceedings pending or investigations being carried out in respect of any employee, director or officer of the Group and, to the best of the knowledge, information and belief of the Warrantors, there are no circumstances that are likely to lead to any such grievance or disciplinary proceedings or investigation.

19.6.3
There are no labour strikes, disputes, slowdowns, stoppages, grievances or disputes pending or, to the best of the Warrantors' knowledge, threatened against the Group. The Group is not involved in any industrial or trade dispute or any dispute or negotiation regarding a claim of importance with any trade union or association of trade unions or organisation or body of employees and, so far as the Warrantors are aware, no facts or circumstances exist that might lead to any such dispute. During the two calendar years prior to the Completion Date, the Group has not had a strike or lockout or any other labour dispute that has disrupted its business.

19.6.4
The Group has not received any demand letters or notices with respect to claims made by any of its current or former employees or notice of any governmental or administrative complaints made by any member or former member of Personnel.

19.6.5
So far as the Warrantors are aware, there is no reasonable basis for any employment-related action, suit, proceeding, union certification applications, claims, complaints, hearings, arbitrations or investigations of, in or before any agency, commission, court, tribunal, arbitrator, or quasi-judicial or administrative agency of any federal, state, provincial, local or foreign jurisdiction or before any other adjudicator involving the Group (including, for avoidance of doubt, with respect to any of the Shareholders, collectively, “Employment Claims·”).

19.7	Compliance with Laws

19.7.1	The Group has in relation to each of its respective directors, officers and employees (and, so far as relevant, to each of its former directors, officers and employees) fully complied with:

(a)
all material obligations imposed on it and all laws, statutes, regulations, policies, codes of conduct and practice applicable and relevant to the relations between it and its employees or any trade union or employee representative, including those governing employment practices, terms and conditions of employment, worker classification, statutory deductions and withholdings, prohibited discrimination, labor and employment standards, equal employment, fair employment practices, pay equity legislation, immigration status, employee safety and health, workers’ compensation and wages and hours, and has maintained current, adequate and suitable records regarding the service of each of its employees;

(b)	all collective agreements, customs and practices for the time being dealing with such relations or the conditions of service of its employees;

(c)	all relevant orders and awards made under any relevant statute, regulation or code of conduct or practice affecting the conditions of service of its employees; and

(d)	all obligations imposed in relation to any sale, purchase or other transfer of the business of the Group.
In the two years preceding the date of this agreement, in respect of every employee and worker of the Group, all holiday pay for periods of holiday taken under regulation 13 of the Working Time Regulations 1998 (SI 1998/1833) has been calculated and paid in accordance with Directive 2003/88/EC of the European Parliament and of the Council of 4 November 2003 concerning certain aspects of the organisation of working time.

19.8	Trade Unions
The Group does not recognise a trade union and nor has it done anything that might be interpreted as recognition of a trade union. The Group has not received an application for recognition from a trade union nor is it a party to or bound by any labor, enterprise and/or collective bargaining agreement with any labor organization or works counsel representing any Group employees.

19.9	Redundancies and Transfer of Business

19.9.1	Within the period of three years ending on the date of this Agreement, the Group has not:

(a)	given notice of any redundancies to its employees or started consultations in respect of redundancies with any trade union; or

(b)
been a party to any "transfer" (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 for the purpose of any transfers of undertaking taking place before 6 April 2006, and in the Transfer of Undertakings (Protection of Employment) Regulations 2006 for the purposes of any transfers or service provision changes taking place on or after 6 April 2006) or agreement for such a transfer.

19.9.2
The Group is not subject to any plan, scheme, commitment, custom or practice relating to redundancy (whether legally binding or not) affecting any member of Personnel that imposes greater obligations than Irish statutory redundancies.

19.9.3	The Group has complied with all agreements, customs and legislation in relation to any redundancies or severance arrangements made in the last three years.

19.9.4
During the six (6) months immediately preceding the Closing, there have been no "employment losses" within the meaning of the Worker Adjustment and Retraining Notification Act of 1998, as amended (or any other comparable Law).

19.10	Training
There is no training scheme, arrangement or proposal in existence at the date of this Agreement in relation to the Group.

19.11	Work Permits
No employee, director or officer of, or consultant to, any Group Company has or requires a work permit or other permission to work in the jurisdiction in which he or she is employed or engaged.

19.12	Transaction Bonuses
No member of Personnel or any other person whatsoever is entitled to, or has any expectation of, a commission, incentive payment, bonus or other payment as a result of the Transaction and it is not intended or planned by the Group that any such payment will be payable by the Group to any such person.

19.13	Consultants
There are in existence written agreements with all consultants currently engaged by the Group that are not materially different to the template agreement included in the Data Room at Folder 5.7.

20.	Pensions and Employee Benefit Plans

20.1
There is not in operation, and no proposal has been announced and no assurance or undertaking has been given, to enter into or establish, any agreement, arrangement, custom or practice (whether legally enforceable or not and whether or not approved) for the provision or payment of, or payment of any contributions towards, any pension, retirement, superannuation, death or analogous schemes, policies, plans, or arrangements or any sickness, permanent health, disability, other Relevant Benefits, incentive compensation, deferred compensation, and health and welfare benefits to, for or in respect of any member of Personnel or any dependants of any member of Personnel and no assurance or undertaking has been given (whether legally binding or not) by the Company to continue or introduce any scheme or, policies, plans, or arrangement, or to increase, augment or improve of any Relevant Benefits.

20.2
Save as Disclosed and listed specifically in Section 20.2 of the Disclosure Letter, the Company does not maintain, sponsor or contribute to, nor does it have any present, future or contingent direct or indirect liability, in respect of any scheme, policy, plan or arrangement for the provision or payment of, or payment of any contributions towards, any retirement, death, sickness, permanent health, disability or other Relevant Benefits.

20.3
Save as Disclosed and listed specifically in Section 20.3 of the Disclosure Letter, the Company is not paying, nor has it undertaken or promised to pay any retirement, death, sickness, permanent health, disability or other Relevant Benefit gratuities and the Company has not at any previous time contributed or undertaken or promised to contribute to any scheme, policy, plan or arrangement that included as its purpose the provisions of such benefits or the payment of such gratuities.

20.4
The Company has complied in all respects (including as to contributions) with its obligations under all applicable laws and regulations regarding pension, retirement, superannuation, death or analogous schemes, policies, plans or arrangements or any sickness, permanent health, disability schemes or plans, other Relevant Benefits, incentive compensation, deferred compensation and health and welfare benefits; each such scheme, policy, plan or arrangement has been maintained and administered in all material respects in compliance with its terms and all applicable law and regulations. There are no actions, suits, administrative proceedings, audits, investigations, litigations or claims outstanding, pending or, so far as the Warrantors are aware, threatened against the Company or any officer, employee or shareholder of the Company alleging otherwise.

20.5
Each scheme or plan that is intended to tax qualified under the U.S. Internal Revenue Code (the "Code") or otherwise qualified for tax benefits outside the U.S. is, and has been since its adoption, so qualified and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification.

21.	TAXATION

21.1	Return
The Company has duly and properly submitted all returns, supplied all information, made all statements and disclosures and given all notices to any relevant Tax Authority as reasonably requested or required by law to be made for the purposes of Tax within any applicable time limits. All such returns, information, statements, disclosures and notices were when submitted and remain at the date of this Agreement complete, correct and accurate in all respects. Folder 2.30 of the Data Room contains full and accurate details of the current status of the tax returns of the Company.

21.2	Disputes
The Company is not, nor has in the last six years been, involved in any dispute with a Tax Authority and is not, nor has in the last six years been, the subject of any investigation, non-routine audit, enquiry, notice, discovery, determination, assessment or access order by any Tax Authority and so far as the Warrantors are aware there are no facts or circumstances which make it likely that the Company will, in the foreseeable future, be the subject of any such investigation, non-routine audit, enquiry, notice, discovery determination, assessment or access order. The Company is not and has not at any time been liable to pay any amount under an accelerated payment notice, penalty surcharge, fine or interest in respect of Tax and, so far as the Warrantors are aware, there are no facts or circumstances which make it likely that the Company will, in the foreseeable future, incur any such liability.

21.3	Records
The Company has maintained all records which are required by law to be maintained for the purposes of Tax together with such additional records as are necessary to enable it to prepare complete, correct and accurate returns and to determine an accurate calculation of any pre-Completion liability to Tax.

21.4	Claims and Elections
The Company has duly submitted all claims, disclaimers, elections, surrenders and applications which have been assumed to have been made for the purposes of the Accounts and all such claims, disclaimers, elections, surrenders and applications were and remain valid.

21.5	Clearances
No transaction, scheme or arrangement has been undertaken by the Company in respect of which any consent or clearance from any relevant Tax Authority (including, for the avoidance of doubt, the Irish Revenue Commissioners) was required without such consent or clearance being validly obtained on the basis of full and accurate disclosure of all material facts and considerations relating to the transaction, scheme or arrangement. Any transaction, scheme or arrangement in respect of which a clearance or consent has been obtained was implemented strictly in accordance with the terms of such clearance or consent, any conditions attaching to such clearance or consent were and will immediately following Completion continue to be met and none of the clearances or consents have been withdrawn, nullified or rendered void.

21.6	Special Arrangements
The Company's liability to Tax during any accounting period (including the accounting period current at Completion) has not depended on any special concession, agreements or arrangements (being concessions, agreements or arrangements which are not based on any relevant legislation, published extra-statutory concessions) operated by or agreed with any Tax Authority in relation to the Tax affairs of the Company.

21.7	Tax arising as a result of this Agreement
The Company will not become liable to any Tax available to it in consequence of entering into this Agreement, Completion or any other thing done pursuant to its terms.

21.8	Payment
The Company has duly and punctually paid or will pay all Tax for which it is liable or has become liable to the extent that the same ought to have been paid on or before Completion and the Company is not liable, nor has it within six years prior to the date of this Agreement been liable, to pay any penalty, interest, fine or other payment in connection with any claim for Tax.

21.9	Withholdings
The Company has duly and punctually complied with its obligations to deduct, withhold or retain all amounts of or on account of Tax at source from any payments made or deemed to have been made by it and has duly paid or accounted for such amounts as should have been made to any relevant Tax Authority in respect of such deductions or retentions and the Company has complied with all its reporting obligations to any relevant Tax Authority in connection with any such payments made or deemed to have been made.

21.9.1	Accounts

(a)
Full provision or reserve (as appropriate) has been made in the Accounts in accordance with generally accepted accounting principles in respect of any period ended on or before the Accounts Date for any liability to Tax (whether actual, contingent or disputed) assessed or liable to be assessed on the Company or for which it is accountable at the Accounts Date whether or not the Company has or may have any right or reimbursement against any other person including Tax in respect of income, profits or gains held, earned, accrued or received by or to any person on or before the Accounts Date or by reference to any event occurring, act done, or circumstances existing on or before the Accounts Date.

(b)	Full provision has been made and shown in the Accounts for deferred tax in accordance with generally accepted accounting principles.

21.9.2	Since the Accounts Date:

(a)
the Company has not been involved in any transaction which has given or may give rise to a liability to Tax or which would have given or might give rise to such a liability but for the availability of any Relief other than a liability to Tax in respect of actual income received by the Company arising from the ordinary course of its business;

(b)
the Company has not made any payment of a revenue nature (or incurred any liability to make any such payment) which could be disallowed as a deduction in computing the taxable profits of the Company or as a charge on the Company's income;

(c)	the Company has not paid any Tax after its due date for payment;

(d)
the Company has not declared or paid any dividend or made any other distribution or deemed distribution for Tax purposes except as provided for in the Accounts and nor is the Company required to make any such distribution;

(e)
no disposal has taken place or other event occurred such that the Company would be required to bring a disposal value into account for tax purposes or such that a chargeable gain could or would accrue to the Company;

(f)	the Company has not ceased to be a member of a group for tax purposes, and

(g)	the Company has not been a party to any transaction whereby the Company was or is or could become liable to any transaction tax.

21.10	Corporation Tax

21.10.1	Losses

(a)	Details of all losses available to the Company are set out in Folder 2.01 of the Data Room.

(b)	Within the period of three years ending with the date of this Agreement there has been no major change in the nature or conduct of any trade or business carried on by the Company.

(c)
Within the period of three years ending with the date of this Agreement there has been no cessation or discontinuance of any trade or business carried on by the Company nor has the scale of activities in any trade or business carried on by the Company become small or negligible.

(d)
Prior to the execution of this Agreement no change in ownership of the Company has taken place and no other event or series of events has occurred or will prior to Completion occur such that relief in respect of a loss or losses of the Company may be disallowed or denied.

(e)	No loss of a capital nature has accrued to the Company that is not an allowable loss.

21.11	Derivative contracts
The Company is not party to any derivative contract which may give rise to debits or credits other than those in respect of which the interest is taxable or deductible on an amortised cost basis.

21.12	Capital Assets

21.12.1	Reconstructions
The Company has not been involved in any share exchange, scheme of reconstruction or amalgamation under which shares or debentures have been or will be issued or assets have been or will be transferred.

21.12.2	Depreciatory transactions
The Company has not entered into any depreciatory transaction nor been involved in a scheme or effected any arrangement whereby the value of any asset including shares in or securities of any other company has been reduced such that the amount of any taxable gain or allowable loss arising to the Company will or may be subject to adjustment by any Tax Authority.

21.13	Distributions

21.13.1	Repayments of share capital

(a)
The Company has not made (and will not be deemed to have made) any distribution except dividends properly authorised and shown or reflected in the Company's audited accounts and nor is the Company bound to make any such distribution.

(b)	The Company has not at any time issued any security where the interest or other amount payable on such securities is or is deemed to be a distribution.

(c)	The Company has not at any time repaid, redeemed, purchased or otherwise acquired or agreed to repay redeem purchase or otherwise acquire any of its own share capital.

(d)
The Company has not at any time capitalised or agree to capitalise in the form of shares debentures or other securities or in paying up amounts unpaid on any shares debentures or other securities any profits or reserves of any class or description or passed or agreed to pass any resolution to do so.

21.14	Secondary liabilities

21.14.1	Secondary liability

(a)
No transaction, act, omission or event has occurred in consequence of which the Company is or as far as the Warrantors are aware may be held liable for any Tax or deprived of any Relief or allowances otherwise available to it in consequence of any Tax or, as far as the Warrantors are aware, may otherwise be held liable for or to indemnify any person in respect of Tax where some other company or person is or may become primarily liable for the Tax in question (whether by reason of any such company being or having been a member of the same group of companies or otherwise).

(b)
No transaction, act, omission or event has occurred which has resulted or could result in any charge, lien, security interest, encumbrance or other third party right arising over any of the Company's assets in respect of unpaid Tax.

21.14.2	Indemnities
The Company has not entered into any indemnity, guarantee or covenant under which the Company has agreed to pay or discharge any other person's liability to Tax (or any amount equivalent to Tax) where the Tax relates to any income, profit or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur before Completion.

21.15	Anti-avoidance

21.15.1	Tax schemes
The Company has not entered into nor been a party to nor otherwise been involved in any scheme, arrangement, transaction or series of transactions:

(a)	designed wholly or mainly for the purposes of avoiding, deferring or reducing a liability to Tax;

(b)	the main benefit or purpose or one of the main benefits or purposes of which was the avoidance or reduction of Tax or the relief from Tax or the repayment of Tax or the obtaining of a tax advantage;

(c)	in respect of which disclosure has been made or is required to be made to any Tax Authority under any relevant legislation requiring the disclosure of tax avoidance schemes; or

(d)	which was a marketed tax avoidance scheme for the avoidance or deferral of tax.

21.16	International

21.16.1	Residence
The Company is and always has been resident for Tax purposes in the territory in which it was incorporated and had never been resident in any other territory or treated as so resident for any Tax purposes or any double tax treaty. The Company does not have a permanent establishment or other taxable presence, and has at no time incurred any Tax, in any jurisdiction other than that in which it was incorporated. The Company is not an agent or permanent establishment of any other person for the purposes of assessing that other person to Tax in the territory in which the Company is resident for Tax purposes.

21.16.2	Double taxation
The Company has received or is entitled to receive credit against its liability for Tax for all Tax charged (whether by Tax being withheld or due through direct assessment) on the Company's income from any foreign jurisdiction and the Company has made all claims necessary to obtain relief from double taxation under any relevant treaty or convention relating to double taxation in respect of income profits gains or payments received or accrued in the Accounts or made prior to the Accounts Date and the Company holds all deduction certificates or other documents necessary to claim all relief.

21.17	Employees

21.17.1	Remuneration
The Company has not made any payment to or provided any benefit for or on behalf of any employee, ex-employee, officer or ex-officer which is not allowable as a deduction in calculating the profits of the Company for Tax purposes.

21.17.2	Payroll tax withholding
The Company has made all payments, deductions, withholdings or reductions as required by law from all payments to or amounts treated as paid to or benefits provided for or on behalf of any employees, ex-employees, officers, ex-officers, independent contractors or other workers in respect of Tax, national insurance, social security or like contributions and the Company has duly paid or accounted to (or will before Completion pay or account to) any Tax Authority for such amounts as are payable by the Company to any relevant Tax Authority in respect of such deductions, withholdings or reductions. The Company has complied with all its reporting obligations to any Tax Authority in connection with any such payments made or benefits provided and no audit or other enquiry has been made by any Tax Authority in respect of such payments made or benefits provided nor has the Company been notified that any such audit or other enquiry will be made.

21.17.3	Value added tax

(a)
The Company is a taxable person for the purposes of value added tax and all regulations, orders, notices and other provisions made under such legislation (the VAT legislation) and is duly registered for the purposes of VAT.

(b)
The Company is not and has not at any time been treated as a member of a group of companies for the purposes of any relevant VAT legislation and has not made any application to be so treated and no circumstances exist whereby the Company would or might become liable for VAT as an agent or otherwise.

(c)
The Company has complied in all respects with the requirements and provisions of the relevant VAT legislation and has made and maintained and will pending Completion make and maintain accurate and up-to-date records, invoices, accounts and other documents required or necessary for the purposes of the VAT legislation. The Company has not been subject to any penalty, fine or surcharge in respect of VAT and no circumstances exist whereby the Company would or might become liable for any such penalty, fine or surcharge.

(d)
The Company has at all times punctually paid and made all payments and returns required under the VAT legislation. The Company has not been required by any relevant Tax Authority to give security for any VAT purpose and no notice in relation to joint and several liability of traders in supply chains where tax unpaid has been served on the Company and no circumstances exist whereby such notice would or might be served on the Company.

(e)	The Company has not made any exempt supplies in consequence of which it is or will be unable to obtain credit for all input tax paid by it during any VAT quarter ending after the Accounts Date.

21.17.4	U.S. Employee Classification

(a)
Except as set forth in Section 21.17.4 of the Disclosure Letter, all U.S. employees classified as exempt from overtime pay requirements since January 1, 2016 have satisfied the requirements of the U.S. Fair Labor Standards Act and all analogous and applicable state, local and provincial laws to be so classified

(b)
All independent contractors providing services to the Company or the Subsidiaries have been properly classified as independent contractors for purposes of federal and applicable state or provincial tax laws, laws applicable to employee benefits, employment or labour standards laws and other applicable law.

21.17.5
The Company and the Subsidiaries are in compliance in all material respects with all applicable laws and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, statutory deductions and withholdings, prohibited discrimination, labour and employment standards, equal employment, fair employment practices, pay equity legislation, immigration status, employee safety and health, workers' compensation and wages and hours.

21.17.6
There is no reasonable basis for any employment-related action, suit, proceeding, union certification applications, claims, complaints, hearings, arbitrations or investigations of, in or before any agency, commission, court, tribunal, arbitrator, or quasi-judicial or administrative agency of any federal, state, provincial, local or foreign jurisdiction or before any other adjudicator involving the Company or any Subsidiary (including, for avoidance of doubt, with respect of any of the Shareholders, collectively, "Employment Claims").

21.18	Option Shares
Each Option granted to a U.S. taxpayer has an exercise price per Share equal to or greater than the fair market value of a Share at the close of business on the date of such grant and the determination of the fair market value was in compliance of Section 409A of the Code and the applicable regulations and guidance thereunder.

21.18.1

EXECUTION VERSION

LIMITATIONS ON LIABILITY

1.
Subject always to Clause 5.8 and paragraph 12 below, the Buyer agrees with the Majority Sellers that any claim by the Buyer in respect of any breach of the Warranties or under the Tax Covenant (a “Claim”) shall be governed by and shall be dealt with in accordance with the following provisions of this Schedule.

2.	Subject always to Clause 5.8 and paragraph 12 below, the liability of the Majority Sellers in respect of any Claim shall be limited as follows:

2.1
no liability will arise for the Majority Sellers in respect of a Claim (except claims under the warranty set out in paragraph 4.1 (Shares) of Schedule 5 and the indemnity set out in paragraph 2.2 of the Tax Covenant) which does not (together with any other connected Claims) exceed $84,000;

2.2
the Buyer shall not be entitled to recover any amount in respect of a breach of the Warranties (except the warranty set out in paragraph 4.1 (Shares) of Schedule 5) or under the Tax Covenant (except the indemnity in paragraph 2.2 of the Tax Covenant) unless the amount recoverable, when aggregated with all other amounts recoverable for breach of the Warranties and under the Tax Covenant (other than claims under paragraph 2.2 of the Tax Covenant), exceeds $420,000, in which event this limitation shall cease to apply and the whole of such amounts shall be recoverable and not merely the excess over such amount; and

2.3
subject to paragraphs 2.1 and 2.2 and the remainder of this Schedule 6, the maximum aggregate liability of the Majority Sellers in respect of any and all Claims (except the warranty set out in paragraph 4.1 (Shares) of Schedule 5 and the indemnity set out in paragraph 2.2 of the Tax Covenant), shall be limited to an amount equal to $210,000.

3.
The Buyer acknowledges and agrees that, subject to paragraph 2.2 and save where a Claim is due to the fraud or intentional misrepresentation of an individual Majority Seller, in the event of a Claim (other than a claim under the warranty set out in paragraph 4.1 (Shares) of Schedule 5 or the indemnity set out in paragraph 2.2 of the Tax Covenant), the Buyer’s sole and only recourse shall, after recovery from the Majority Sellers on the basis contemplated in Clause 5.9 subject to paragraph 2.3, be under the Policy.

4.	The Majority Sellers shall cease to have any liability:

4.1
for breach of the tax warranties, the warranty set out in paragraph 4.1 (Shares) of Schedule 5, and the warranty set out in paragraph 20.4 (Pensions and Employee Benefits Plans) of Schedule 5, 90 days after the sixth anniversary of Completion;

4.2	for breach of any other Warranties, on the first anniversary of Completion;

4.3	under Clause 5.9, on the first anniversary of Completion; and

4.4
for claims under the Tax Covenant (except the indemnity set out in paragraph 2.2 of the Tax Covenant), 90 days after the sixth anniversary of Completion, except in each case in respect of a Claim of which the Buyer gives notice to the Sellers’ Representative before the relevant date. Without prejudice to the foregoing, when giving such notice, the Buyer shall specify, in such detail as is reasonably available to it at that time, the nature of the potential liability and, so far as is practicable, the amount likely to be claimed in respect of it.

5.
Any Claim in respect of which notice shall have been given in accordance with the timeframes set out in paragraphs 4.1 to 4.4 above shall, if it has not been previously satisfied, settled or withdrawn, be deemed to have been irrevocably withdrawn and lapsed unless proceedings in respect of such claim have been issued and served on the Sellers' Representative not later than the expiry of the period of six months from and including the date of such notice.

6.	The Majority Sellers shall have no liability in respect of any claims by the Buyer in respect of any breach of the Warranties by the Warrantors:

6.1
to the extent that its subject matter is specifically provided for in sufficient detail to identify the matter in the Accounts or the Management Accounts or in the notes to the Accounts or the Management Accounts;

6.2	to the extent that the matter is taken into account in the Completion Accounts;

6.3	arises or is increased as a result of any legislation, subordinate legislation enacted, made or in force (as appropriate), after the date of this Agreement with retrospective effect; or

6.4
to the extent that the claim in question arises, or is increased, as a result of any increase in rates of Taxation or any change in the law or published practice of a Tax Authority made after the date of this Agreement with retrospective effect; or

6.5
to the extent that the Company or any of the Subsidiaries (i) is insured against any loss or damage suffered by the Company or any of the Subsidiaries forming the basis of the claim in question under the terms of any insurance policy of the Company or any of the Subsidiaries for the time being in force and (ii) actually recovers under such insurance policy; or

6.6	(except in relation to the warranty set out in paragraph 4.1 (Shares) of Schedule 5) to the extent that its subject matter is Disclosed in the Disclosure Letter; or

6.7	to the extent the Claim is based upon a liability which is contingent only, unless and until such contingent liability becomes an actual liability; or

6.8	the Claim occurs wholly or partly out of or the amount thereof is increased as a result of:

6.8.1
any change in the accounting principles or practices of the Buyer or any Group Company introduced or having effect after the Completion Date save where previously filed accounts were not prepared in accordance with applicable law or regulation; or

6.8.2
any voluntary act, omission, or transaction of the Buyer or the Company after the Completion Date, in circumstances where the Buyer or the Company knew or ought reasonably to have known that the act, omission or transaction would give rise to or increase the relevant claim for breach of Warranty otherwise than under a legally binding commitment of the Company or any of the Subsidiaries created before Completion.

7.	If any matter comes to the notice of the Buyer or the Company which may give rise to a liability under the Warranties, the Buyer shall (or shall procure that the Company shall):

7.1
as soon as reasonably practicable give notice of that matter to the Sellers’ Representative, specifying in such detail as is reasonably available to it at that time the nature of the potential liability and, so far as is practicable, the amount likely to be claimed in respect of it;

7.2
consult with, and take reasonable notice of the representations of, the Sellers' Representative before making any admission of liability, agreement or compromise with any person, body or authority in relation to that matter;

7.3	in respect of any third party claim which may give rise to a liability under the Warranties (but not otherwise):

7.3.1
give the Sellers' Representative and his professional advisers reasonable access at any reasonable times to any relevant documents and records within the power or control of the Buyer and/or the Company or any of the Subsidiaries so as to enable the Sellers' Representative and his professional advisers to examine such documents and records and to take copies at their own expense, save where to do so would or might reasonably breach or endanger the Buyer’s or any Group Company of the Buyer’s legal privilege in any such documents or records or any obligations of confidentiality owed to a third party;

7.3.2
take such action as the Sellers' Representative may reasonably request to avoid, dispute, resist, compromise or defend any claim arising out of the matter in question, save where the Buyer reasonably considers that any such action prejudice the legitimate interests of the Company and the Subsidiaries and the goodwill attaching to its or their businesses and subject to the Majority Sellers indemnifying and securing the Buyer and/or the Company to the Buyer’s satisfaction against any liability, costs, damages or expenses which may be thereby incurred.

8.	For the avoidance of doubt:

8.1	nothing in this Schedule shall limit the Buyer’s obligation to mitigate its loss in respect of a claim by the Buyer in respect of any breach of the Warranties;

8.2
neither the Buyer nor the Company or any of the Subsidiaries shall be entitled to recover damages in respect of any claim by the Buyer in respect of any breach of the Warranties if, and to the extent that, the Buyer or the Company or any of the Subsidiaries has already recovered damages in respect of the same fact or subject matter.

9.
Where the Buyer or a Group Company is entitled to recover a sum from or enforce any rights against a third party (not being the Buyer or any Group Company) (a "Third Party") or dispute, resist, appeal or defend any matter relating to a claim for breach of Warranty following service of a notice, the Buyer and the Group shall (if so required by the Sellers’ Representative) take reasonable steps to enforce such recovery and shall procure that the Majority Sellers and their advisers are given reasonable access to any relevant documents and information in respect of the Buyer and the Group as are necessary to enable the Warrantors and/or their advisers to promptly and effectively evaluate the Buyer's or Group Company's rights in respect of recovery against the Third Party, save where to do so would or might reasonably breach or endanger the Buyer’s or any Group Company of the Buyer’s legal privilege in any such documents or records or any obligations of confidentiality owed to a third party.

10.
If the Buyer or any Group Company recovers any amount from a Third Party in respect of a matter giving rise to a claim for breach of Warranty, if the Majority Sellers have already paid an amount(s) to the Buyer pursuant to such claim for breach of Warranty, the Buyer shall pay to the Majority Sellers as soon as reasonably practicable as much of the amount paid by the Majority Sellers to the Buyer as does not exceed the amount recovered.

11.
The Parties acknowledge and agree that the Policy has been secured for the benefit of the Buyer in relation to the Warranties and the Tax Covenant. The Buyer hereby acknowledges and agrees that neither the Warrantors nor the Majority Sellers shall be liable or responsible for any losses suffered or incurred by the Buyer arising as a result of a breach by the Warrantors or the Majority Sellers of any of the Warranties and the Tax Covenant in excess of the amount set out in paragraph 2.3 of this Schedule 6, whether as a result of the Buyer being unable to recover any such losses from the provider of such Warranty and Indemnity Insurance Policy or otherwise, except in the case of fraud or intentional misrepresentation of an individual Warrantor.

12.
Notwithstanding any other provision of this Agreement, none of paragraphs 2, 3, 4, 5 or 11 shall apply in respect of a breach of paragraph 4.1 (Shares) of Schedule 5 and none of this Schedule shall apply in respect of a payment under paragraph 2.2 of the Tax Covenant.

EXECUTION VERSION

TAX COVENANT

1.	Definitions and interpretation

1.1
Notwithstanding paragraph 1.3 of this Agreement, in the event of any conflict between the provisions of this Schedule and the rest of this Agreement, the provisions of this Schedule will take precedence in respect of all matters relating to Tax (not including Schedule 6 which shall apply to this Schedule as if contained herein).

1.2	In this Schedule, unless the context provides otherwise:
Accounts Relief: any Relief shown in the Completion Accounts as an asset of the Company;
Actual Tax Liability: any liability to make an actual payment or increased payment of Tax or on account of or in respect of Tax (whether or not such liability is a primary liability and whether or not the person so liable has or may have any right of indemnity or reimbursement against any other person) and the amount of the Tax Liability is set out in paragraph 4;
Auditors: the independent auditors from time to time of the Company or, to the extent that the auditors of the Company are unwilling to act, an internationally recognised firm of accountants appointed by agreement between the Sellers’ Representative and the Buyer or, in default of agreement, by the President from time to time of the Institute of Chartered Accountants in Ireland;
Buyer's Group: the Buyer and any other company (including the Company) or companies which are treated as a member of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose from time to time;
Buyer's Relief: any Accounts Relief, any Relief arising in respect of any period or Event between the Accounts Date and the Completion Date in the ordinary course of the Company’s business, any Relief arising to the Company in respect of any period (or part of any period) or Event occurring or deemed to occur after Completion and any Relief arising to any member of the Buyer's Group (other than the Company) whenever such Relief arises;
Company: each, any and all of the companies listed in Schedule 2 and Schedule 3 to this Agreement as the context shall require;
Deemed Tax Liability: the setting off or deduction in whole or in part of any Buyer's Relief against income, profits or gains earned, accrued or received on or before Completion or in respect of any period ended on or before Completion or against any Tax arising in respect of an Event occurring on or before Completion or in respect of any period ended on or before Completion where the use or setting off of that Buyer's Relief has the effect of reducing or eliminating an Actual Tax Liability of the Company which would but for such setting-off or deduction, have given rise to a claim by the Buyer against the Majority Sellers under this Schedule, and, in each case, the amount of the Tax Liability is set out in paragraph 4;
Event: includes (without limitation) any transaction, act, omission, circumstance, payment or other event (including, without limitation, the execution of and Completion of this Agreement and this Schedule, the death or change in the residence for the purposes of Tax of any person and the Company becoming or ceasing to become a member of a group of companies, or becoming or ceasing to be associated or connected with any person for the purposes of any Tax);
Loss: the loss, denial, disallowance, clawback, nullification, unavailability, reduction, utilisation, or cancellation in whole or in part of any Relief and derivative words (such as Lost) shall be construed accordingly;
Majority Sellers' Group: the Majority Sellers and any company (other than the Company) that may be treated, on or at any time prior to or after Completion, as being or having been, a member of the same group as, or otherwise connected or associated in any way with, the Majority Sellers for any Tax purpose;
Overprovision: any liability in respect of Tax (other than any liability in respect of deferred Tax) which has been overstated in the Completion Accounts or discharged or satisfied below the amount attributed to it in the Completion Accounts, and any contingency or provision in respect of Tax (other than any provision in respect of deferred Tax) in the Completion Accounts proves to be overstated;
Pre-Completion Tax Document: any claim, election, surrender, disclaimer, notice or consent to the extent that it has been assumed in the preparation of the Accounts and, subject to paragraph 6, including any such documents which deal with Pre-Completion Tax Returns and any relating correspondence;
Pre-Completion Tax Return: any corporation tax return and computation of the Company to the extent that it has not been prepared prior to Completion;
Refund: any repayment or right to a repayment of Tax which the Company is or becomes entitled to or receives in respect of an Event occurring on or before Completion or in respect of any period ended on or before Completion where or to the extent such repayment was not included as an asset in the Completion Accounts;
Relief: includes any relief, loss, allowance, credit, debit, charge, expense, exemption, set off or any deduction in computing, reducing or eliminating Tax or profits, income or gains of any description or from any source for the purposes of Tax and any right to a repayment of Tax;
Specified Saving: a payment, Relief or saving obtained by the Company as a result of a payment by the Majority Sellers under this Schedule or the Tax Warranties and that would not have arisen but for the payment received from the Majority Sellers;
Specified Saving Amount: the amount of Tax, on the basis of the tax rates current at the Accounts Date, that has been saved by the Company as a result of the Specified Saving, less any reasonable costs of recovering or obtaining such Specified Saving and less any Tax suffered by the Company or the Buyer which would not have been suffered at that time but for the Specified Saving;
Straddle Period: the accounting period of the Company beginning before Completion and ending after Completion;
Tax: any form of taxation whenever created or imposed and, without prejudice to the generality of the foregoing, includes income tax, capital gains tax, corporation tax, advance corporation tax, stamp duty, stamp duty land tax, stamp duty reserve tax, withholding tax, rates, value added tax, sales tax, customs and excise duties, inheritance tax, social security contributions, the annual tax on enveloped dwellings, diverted profits tax and any other taxes, levies, contributions, duties or imposts similar to, replaced by or replacing any of them and any amounts that are required to be withheld or deducted from payments and accounted for in respect of tax and all penalties, charges, fines and interest included in or relating to any Tax Assessment regardless of whether such taxes, penalties, charges, fines and/or interest are directly or indirectly or primarily chargeable or attributable;
Tax Assessment: any claim, notice, demand, assessment, letter, determination or other document issued or action taken by or on behalf of a Tax Authority, or any other person whereby it appears that the Company is, or may become, subject to a Tax Liability and whether or not primarily or directly payable by or attributable to the Company, any self-assessment made by the Company in respect of any Tax Liability which it considers that it is, or may become, liable to pay;
Tax Authority: any taxing, fiscal or other authority (wherever situated) competent to impose, collect or enforce any liability to Tax;
Tax Claim: the meaning given in paragraph 6.1;
Tax Liability: any Actual Tax Liability or any Deemed Tax Liability;
Tax Notice: has the meaning given in paragraph 6.1.1;
Tax Statute: any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same;
Tax Warranties: the warranties set out in paragraph 21 of Schedule 5 to this Agreement; and
VAT:

(a)
any tax imposed in compliance with the council with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (including, in relation to the United Kingdom, value added tax imposed by the Value Added Tax Act 1994 and the supplemental legislation and regulations, and in relation to Ireland, the Value Added Tax Consolidation Act 2010 of Ireland); and

(a)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or elsewhere.

1.3
References to income, profits or gains earned, accrued or received by any person include income, profits or gains which for any Tax purpose are deemed to be or treated as earned, accrued or received by that person.

1.4
References to an Event on or before a particular date or in respect of a particular period include Events which are for the purposes of Tax deemed to have occurred at or before that date or in respect of that period.

1.5	References to any Statute shall include any supplementary, subordinate or amending legislation and any consolidating or rewritten legislation.

1.6
For the purposes of this Schedule and in particular for computing any Tax Liability or Relief and for determining whether and to what extent a Tax Liability or a Relief relates to a pre- or post-Completion period, an accounting period of the Company shall be deemed to have ended on the Completion Date and the Completion Date shall be deemed to be an accounting date of the Company.

2.	Covenant and Indemnification by the Majority Sellers

2.1	Subject to paragraph 3, the Majority Sellers hereby covenant to pay to the Buyer (so far as possible by way of repayment of the consideration payable for the Shares) an amount equal to:

2.1.1
any Tax Liability of the Company arising in respect of or in consequence of an Event which occurred on or before Completion or in respect of or by reference to income, profits or gains earned, accrued or received on or before (or in respect of any period on or before) Completion;

2.1.2	any Tax Liability which is primarily the liability of a person other than the Company or a member of the Buyer's Group (the “Primary Person”) for which the Company is liable as a consequence of:

(a)	the Primary Person failing to discharge such Tax Liability; and

(b)
the Company, at any time on or before Completion, being a member of the same group of companies as, in control of, controlled by, or otherwise connected with the Primary Person or being controlled by the same person as the Primary Person, in each case for the purposes of any Tax; and

2.1.3
all reasonable costs and expenses properly incurred and payable by the Company or the Buyer in connection with any successful claim for a Tax Liability or other liability under this paragraph 2 or in connection with any successful action taken in taking, defending or settling a valid claim under this Schedule.

2.2
Notwithstanding paragraph 4, which shall not apply to this paragraph 2.2, but subject to paragraph 3 (other than any provision of paragraph 3 which would exclude or limit the indemnity given in this paragraph 2.2 as a result of any action or omission by any Group Company or any member of the Buyer’s Group at the time of or after Completion which action or omission is consistent with the Company’s warranty in paragraph 21.18 of Schedule 5), the Majority Sellers shall indemnify the Buyer and shall keep the Buyer indemnified from and against any losses, liabilities, costs, expenses and damages (including any liability to pay Tax) of the Company: (i) arising out of or in connection with the Company or Company Group not having paid or accounted for the requisite level of Tax in the United States of America resulting from the grant, issue, exercise or sale to or by any current or former holder of options for shares in the capital of the Company that constitutes deferred consideration for United States Tax purposes (an “Option Failure”); and (ii)

following a determination by the Internal Revenue Service that any current or former service provider to any Group Company is subject to penalties or interest under the deferred compensation rules of the United States Internal Revenue Code with respect to any such option, the amount necessary to make such holders of options for shares in the capital of the Company whole for any adverse taxation resulting from an Option Failure, with such amount determined by including a “gross up” for taxes and penalties due by the recipient.

3.	Exclusions and limitations of liability

3.1	The Majority Sellers shall not be liable to make any payment under paragraph 2 of this Schedule in respect of any Tax Liability or other liability (a “Covenant Liability”) to the extent that:

3.1.1
provision or reserve was made in the Accounts, Management Accounts and the Completion Accounts in respect of the Covenant Liability or to the extent that such Covenant Liability was taken into account in computing the amount of any such provision or reserve in the preparation of the Accounts;

3.1.2	such Tax Liability was discharged (whether by payment or utilisation of any Relief) prior to Closing;

3.1.3
the Covenant Liability arises or is increased as a result of any increase in the rates of Tax, or a change in legislation, applicable law, published concessions or practice of any Tax Authority of general application coming into force after Completion;

3.1.4
such Covenant Liability arose as a direct result of a voluntary transaction act or omission entered into, carried out or failed to be carried out by or on behalf of the Company or the Buyer after Completion, including any winding up, cessation of trade, a change in the nature of or method of carrying on trade or business by the Company after Completion or reorganization or change in the ownership of the Buyer’s Group after Completion, other than any such transaction or act:

(a)	which is entered into or carried out or effected under a legally binding commitment of the Company created on or before Completion; or

(b)	which is carried out or effected in the ordinary course of business of the Company as carried on at Completion;

3.1.5
the Buyer has made a claim in respect of the same matter which gave rise to such Covenant Liability under this Agreement or pursuant to any other agreement with the Majority Sellers and such liability has been satisfied;

3.1.6
such Covenant Liability arises or is increased as a result of any election, claim, surrender or disclaimer made, or the giving of any notice or consent, or any other thing done, in relation to Tax, by or on behalf of the Company after Completion other than the making, giving or doing of which was taken into account in computing any provision or reserve for Tax in preparing the Completion Accounts;

3.1.7	such Covenant Liability has been made good by insurers or otherwise compensated for without cost or loss to the Buyer or the Company or to the extent the Buyer or the Company are entitled to recover the loss or damage suffered by them under the terms of any insurance policy;

3.1.8	to the extent a Relief (other than a Buyer’s Relief) is available (at no cost to the Buyer) or made available to the Company to set off or otherwise mitigate such Taxation;

3.1.9
to the extent that the claim would not have arisen but for the fact that the accounting basis, policies, method or practice of any member of the Buyer's Group or of the Company, are changed after Completion save where such change is necessary to comply with any law of relevant accounting standard;

3.1.10
to the extent that the claim arises out of or is increased by some voluntary act, omission, transaction or arrangement carried out at the request of or with the consent of the Buyer or a member of the Buyer's Group before Completion or under the terms of this Schedule or the Agreement or any other agreement contemplated by it;

3.1.11
to the extent that the claim would not have arisen but for the making of a claim, election, surrender or disclaimer, the giving of a notice or consent in each case after Completion by any member of the Buyer’s Group the making or doing of which was not taken into account in computing and so reducing any provision or reserve for Tax in the Completion Accounts;

3.1.12
to the extent that the Tax Liability would not have arisen or the amount thereof would have been less but for a failure on the part of any other member of the Buyer's Group or the Buyer to file, after Completion and within the time prescribed for doing so, such returns, elections and notices as are reasonable to expect them to file and details of such returns, elections and notices have been notified to the Buyer within a reasonable time to allow the Buyer to consider whether the Company should take such action and provided such action will not adversely impact the Tax position of the Buyer or any member of the Buyer's Group; or

3.1.13	to the extent that the Tax Liability or claim would not have arisen except as a result of a failure by any Buyer's Group company to comply with any obligations contained in this Agreement.

4.	Payments under this Schedule

4.1	The amount to be treated as the Covenant Liability (other than any payment under paragraph 2.2) is:

4.1.1	in the case of an Actual Tax Liability, the amount of the payment or increased payment of or in respect of Tax;

4.1.2
in the case of a liability falling within part (a) of the definition of Deemed Tax Liability, the amount of the repayment of Tax which would have been obtained had the Loss or setting off referred to in that part not occurred;

4.1.3
in the case of a liability falling within part (b) of the definition of Deemed Tax Liability, the amount of Tax, on the basis of the tax rates current at the Accounts Date which would otherwise have been saved by the Company had the Loss referred to in that part not occurred, assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief;

4.1.4
in the case of a liability falling within part (c) of the definition of Deemed Tax Liability (other than the setting off or deduction of an Accounts Relief, which shall be calculated in accordance with paragraph 4.1.3), the amount of Tax, on the basis of the tax rates current at the Accounts Date, which has been saved by the Company as a result of the set off or deduction referred to in that part.

4.2
The due date for payment, where the Majority Sellers are liable to make any payment under paragraph 2 of this Schedule or under the Tax Warranties, shall be on or before the later of five Business Days following the date on which the Buyer notifies the Sellers' Representative of the liability to make payment including the amount of that payment and:

4.2.1
in the case of an Actual Tax Liability, five Business Days before the latest date on which the Tax would have to be paid to the relevant Tax Authority without a liability (or further liability) to interest or penalties accruing;

4.2.2	in a case that falls within part (a) of the definition of Deemed Tax Liability, the date on which the Tax would otherwise have been due for repayment by the relevant Tax Authority;

4.2.3
in a case that falls within part (b) of the definition of Deemed Tax Liability, five Business Days before the latest date on which the Tax (which would not otherwise have been payable) becomes payable (or would have become payable assuming, for these purposes, that the Company had sufficient profits against which the Accounts Relief in question could have been set-off or was otherwise able to use the Accounts Relief in question) to the relevant Tax Authority without a liability (or further liability) to interest or penalties accruing; and

4.2.4
in the case of a liability falling within part (c) of the definition of Deemed Tax Liability (other than the setting off or deduction of an Accounts Relief, which payment shall be due in accordance with paragraph 4.2.3), the date on which the Tax would have been due and payable without a liability to interest or penalties accruing but for the set off or deduction of the relevant Buyer's Relief.

4.3	Any payments made under this Schedule shall, so far as permitted by law, be treated as an adjustment to the consideration paid by the Buyer for the Sale Shares under the terms of this Agreement.

5.	Gross up and withholding

5.1	All sums payable by the Majority Sellers to the Buyer under this Schedule shall be paid free and clear of all deductions or withholdings save only as may be required by law.

5.2
If any deductions or withholdings are required by law to be made from any payment by the Majority Sellers under this Schedule (other than a payment of interest), the Majority Sellers shall pay the Buyer, at the same time as making the payment in question, such additional amount as will, after such deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

5.3
If a Tax Authority charges to Tax (including where the sum is brought into any computation of income, profits or gains but is not charged to Tax because of the use of a Buyer's Relief) any sum paid under paragraph 2 of this Schedule, the Majority Sellers shall pay the Buyer such additional amount as will ensure that the Buyer shall receive and retain the amount that is equal to the amount it would have received and retained had the payment in question not been charged to Tax.

5.4	Paragraphs 5.2 and 5.3 shall not apply to the extent that the deduction, withholding or Tax would not have arisen but for an assignment by the Buyer of any of its rights under this Schedule.

5.5
If any amount is paid by the Majority Sellers under paragraph 2.1 and/or under paragraphs 5.2 and 5.3 and after making such relevant payment, the Buyer's Group Company actually recovers from a third party a sum which would have reduced the liability of the Majority Sellers to make such payment, the Buyer shall repay to the Majority Sellers the lower of:

5.5.1	the amount by which the amount paid by the Majority Sellers under this Schedule in respect of that Tax Liability would have been reduced; and

5.5.2	any sum recovered by the relevant Buyer’s Group Company in respect of the Tax Liability.

6.	Conduct of tax disputes

6.1	Notification

6.1.1
As soon as reasonably practicable (and in any event within five Business Days) after the date on which a Tax Assessment comes to the notice of the Buyer or the Company from which it appears that the Majority Sellers are or may become liable to make a payment to the Buyer under paragraph 2.1 of this Schedule or for a breach of the Tax Warranties (a “Tax Claim”) the Buyer shall, or shall procure that the Company shall:

(a)	notify the Sellers' Representative in writing of any Tax Assessment (a “Tax Notice”); and

(b)	include in the Tax Notice:

(i)	reasonable details of the Tax Assessment;

(ii)	the due date for any payment to a Tax Authority;

(iii)	the time limits for any appeal or required response to a Tax Authority;

(iv)	a reasonable estimate of the amount of any Tax Claim; and

(v)
in each case, so far as the Buyer is reasonably able to specify without material investigation or enquiry. For the purposes of this paragraph 6.1, if the Sellers' Representative receives any Tax Assessment for any reason, it shall notify the Buyer in writing as soon as is reasonably practicable and in any event within ten Business Days of receiving such Tax Assessment. In such a case, the Buyer shall be deemed to have given the Sellers' Representative notice of such Tax

Assessment in accordance with the provisions of this paragraph 8.1 and such notification shall be treated as having been received by the Sellers' Representative when the Sellers' Representative received the Tax Assessment.

6.2	Conduct

6.2.1	Subject to the remaining provisions of this paragraph 6:

(a)
the Buyer shall take, or shall procure that the Company takes, at the Majority Sellers’ expense, such action and provide such information and assistance as the Majority Sellers shall, on receiving a Tax Notice in accordance with paragraph 6.1, reasonably and promptly request in writing;

(b)
the Buyer and the Company shall be at liberty (without reference to the Majority Sellers) to admit, compromise, settle, discharge or otherwise deal with a Tax Assessment if the Majority Sellers, upon receiving notice pursuant to paragraph 6.1, do not, within fifteen Business Days, make any such request in writing as is mentioned in paragraph 6.1;

(c)
the Buyer shall not be obliged to comply with any request to, avoid, mitigate, resist, defend, appeal against or contest any Tax Assessment and any determination in respect thereof unless and until the Majority Sellers has first indemnified and, if reasonably requested, secured the Company to the Buyer’s reasonable satisfaction against all liabilities, costs, damages and expenses and any additional Tax Liability which may be incurred or suffered by the Buyer or the Company in relation to or as a result of taking such actions in relation to a Tax Assessment.

6.3	Restrictions on conduct

6.3.1	The Buyer shall not be obliged to take, or procure the taking, of any action reasonably requested by the Sellers’ Representative pursuant to paragraph 6.2.1 if:

(a)
the Buyer has not received written instructions from the Sellers’ Representative in accordance with paragraph 6.2.1 within ten Business Days of the receipt of the Tax Notice by the Sellers’ Representative or, in any case where a time limit for the taking of any action, including responding to the Tax Authority, applies, any shorter period required in order to comply with the time limit specified in the Tax Assessment and included within the Tax Notice;

(b)
complying with any instruction, combination of instructions or request would involve sending, transmitting, issuing or submitting any written correspondence or entering in any other communication relating to the Tax Assessment which, in the Buyer’s reasonable opinion, is not true and accurate; or

(c)
complying with any instruction or combination of instructions, request or notification of the Majority Sellers would involve contesting a Tax Assessment to an appellate body unless the Majority Sellers have, at their sole expense, obtained an opinion on the merits of such a claim, from independent leading Tax senior counsel and appointed by agreement between the Buyer and the Sellers’ Representative after disclosure of all relevant information and documents and having regard to all circumstances and information available that an appeal or a defence against an appeal has a reasonable chance of success.

6.4	Buyer’s obligations

6.4.1
If the Sellers’ Representative has requested that the Buyer takes, or procures that the Company takes, such action as the Sellers’ Representative shall reasonably request in writing in relation to a Tax Assessment in accordance with paragraph 6.2.1 the Buyer shall, or shall procure that the Company shall:

(a)
keep the Sellers’ Representative promptly informed of all material matters known to them relating to the Tax Assessment or negotiations and will provide the Sellers’ Representative with copies of all relevant correspondence and documentation relating to such Tax Assessment;

(b)	provide the Sellers’ Representative with copies of all materially relevant documents in the Buyer’s or the Company’s possession or control in relation to any Tax Assessment; and

(c)
provide access to the books, accounts and records of the Company and shall give the Majority Sellers or their agents all such assistance (at the Majority Sellers’ cost and expense) as may reasonably be required to conduct the Tax Assessment.

7.	Management of pre-Completion Tax affairs

7.1	Rights and obligations of the Buyer

7.1.1	The Buyer shall, or shall procure that the Company shall:

(a)
authorise, sign and submit to the relevant Tax Authority any Pre-Completion Tax Return or Pre-Completion Tax Document without amendment or with such amendments as the Buyer may reasonably require and agree with the Majority Sellers; and

(a)
afford such access (on reasonable notice in writing) to its books and records (including the taking of copies at the Majority Sellers’s expense) and give such assistance as is necessary and reasonable to enable the Majority Sellers or its duly authorised agents to prepare the Pre-Completion Tax Returns and Pre-Completion Tax Documents,

provided that the Buyer is under no obligation to procure the authorisation, signing or submission to any Tax Authority of any Pre-Completion Tax Return or Pre-Completion Tax Document delivered to it in accordance with this paragraph which it considers, in its reasonable opinion, to be false, misleading, incomplete or inaccurate in any respect.

7.1.2
The Majority Sellers shall use all reasonable endeavours to agree the Pre-Completion Tax Returns and Pre-Completion Tax Documents as soon as reasonably practicable and shall, subject to paragraph 6 deal with all such matters promptly and diligently and within applicable time limits.

7.2	Straddle Period computation

7.2.1	The Buyer, or its duly authorised agents, shall, in respect of the Straddle Period, at the Company’s cost and expense:

(a)
prepare the corporation tax returns and computations of the Company in a manner that is consistent with past practice other than to the extent required by a change in law or generally accepted accounting practice;

(b)	deliver all such returns to the Majority Sellers at least 15 Business Days prior to the due date for submission;

(c)
prepare on behalf of the Company all claims, elections, surrenders, disclaimers, notices and consents for the purposes of Tax in respect of the Company and deliver such documents to the Sellers’ Representative at least 15 Business Days prior to the due date for submission;

(d)
submit such returns and other documents to the relevant Tax Authority having incorporated any reasonable comments of the Sellers’ Representative received at least five Business Days prior to the submission of such return or document which relate to a matter for which the Majority Sellers may be liable under this Schedule provided that the Buyer is under no obligation to procure the authorisation, signing or submission to any Tax Authority of any return or document delivered to it in accordance with this paragraph which it considers, in its reasonable opinion, to be false, misleading, incomplete or inaccurate in any respect; and

(e)	subject to paragraph 6 deal with all matters relating to Tax including the conduct of all related negotiations and correspondence with the relevant Tax Authority.

7.2.2
The Majority Sellers shall procure that the Buyer is given all such reasonable assistance as may be required to prepare the Straddle Period returns and all related documents and agree the same with the relevant Tax Authority.

7.2.3
For the avoidance of doubt, in respect of any Tax Assessment (whereby it appears that the Majority Sellers are or may become liable to make a payment to the Buyer) this paragraph 7 shall not apply or shall cease to apply and any such Tax Assessment shall be governed by paragraph 6 of this Schedule.

8.	Specified Saving

8.1
If, at any time within 4 years after the 31 December 2019, the Buyer or the Company becomes aware that any provision for Taxation in the Accounts or the Completion Accounts may be excessive, they shall notify the Sellers’ Representative promptly in writing and the Majority Sellers may, at their own cost instruct the Auditors to certify in writing that:

8.1.1	the aggregate provision for Taxation contained in the Accounts (other than a provision for deferred taxation) or the Completion Accounts is an Overprovision; or

8.1.2
where a payment has been made, in full, by the Majority Sellers pursuant to paragraph 2 of this Schedule that this has given rise to a Specified Saving for the Company which has been realised by the Company, then an amount equal to the value (so certified by the Auditors in writing) of such Overprovision or Specified Saving shall be:

(a)	set off against any payment actually due from the Majority Sellers under this Schedule; or

(b)	refunded to the Majority Sellers.

9.	VAT
The Buyer shall procure that the Company provides such information and documents in the possession, custody or power of the Buyer or the Company as the Majority Sellers may reasonably request to calculate any VAT liability of the Company.

10.	Stamp Duty
The Majority Sellers hereby warrants and represents that all documents to which the Company or any is a party and under which the Company has any rights or in respect of which the Company is an accountable person or which form part of the Company's title to any asset owned by it have been duly stamped with the correct amount of Irish stamp duty, paid within the applicable time limits.

EXECUTION VERSION

EXECUTED and DELIVERED as a DEED by POWERSTEERING SOFTWARE LIMITED acting by its attorney KIN GILL under a power of attorney dated 17 April 2019	) ) )))	/s/ Kin Gill Signature
in the presence of:		/s/ Blanche Gill Witness
Witness name: Witness address: Witness occupation:	Blanche Gill

EXECUTED and DELIVERED as a DEED by ROY ENRIGHT:	) ) )	/s/ Roy Entright Signature
in the presence of:		/s/James Reidy Witness
Witness name: Witness address: Witness occupation:	James Reidy Solicitor

EXECUTION VERSION

EXECUTED and DELIVERED as a DEED by DONAL DALY:	) ) )	/s/ Donal Daly Signature
in the presence of:		/s/ Gleona Duggan Witness
Witness name: Witness address: Witness occupation:	Gleona Duggan Medical Doctor

EXECUTION VERSION

EXECUTED and DELIVERED as a DEED by JAMES CRISERA:	) ) )	/s/ James Crisera Signature
in the presence of:		/s Donal Daly Witness
Witness name: Witness address: Witness occupation:	Donal Daly C.R.L

EXECUTED and DELIVERED as a DEED by ANTHONY REYNOLDS:	) ) )	/s/ Anthony Reynolds Signature
in the presence of:		/s/ James Crisera Witness
Witness name: Witness address: Witness occupation:	James Crisera Executive

EXECUTED and DELIVERED as a DEED by SELECT STRATEGIES LIMITED:	) ) )	/s/Claire Gallagher Director
in the presence of:		/s/ Donal Daly Witness
Witness name: Witness address: Witness occupation:	Donal Daly C.R.L.

EXECUTED and DELIVERED as a DEED by CEB INC.:	) ) )	/s/ illegible Director
in the presence of:		/s/ Jeannine Bettencourt Witness
Witness name: Witness address: Witness occupation:	Jeannine Bettencourt VP office of the CFO

EXECUTED and DELIVERED as a DEED by WYCHWOOD CAPITAL PARTNERS S.A.R.L:	) ) )	/s/ illegible Authorised Signatory
in the presence of:		/s/James Reidy Witness
Witness name: Witness address: Witness occupation:	James Reidy Solicitor